UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 10, 2006
Identix Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-9641	94-2842496

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification no.)
5600 Rowland Road
Minnetonka, Minnesota 55343
(Address and zip code of principal executive offices)
Registrant’s telephone number, including area code:
(952) 932-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
     As part of our pending merger with Viisage Technology, Inc. (Viisage), Viisage expects to file a Form S-4 Registration Statement which will incorporate by reference Identix Incorporated's Form 10-K for the fiscal year ended June 30, 2005. Our reportable business segments have changed from the Biometric Systems and Other segments disclosed in our consolidated financial statements for the years ended June 30, 2005, 2004 and 2003 included in our Form 10-K for fiscal year ended June 30, 2005 to Biometric Systems, Finger Printing Services and Other for the periods after June 30, 2005. This was due to the Finger Printing Services segment for the first time meeting certain thresholds in fiscal year 2006, under Statement of Financial Accounting Standards No. 131 (“SFAS No. 131”), “Disclosures about Segments of an Enterprise and Related Information”. As a result it is necessary to retroactively adjust Item 7 and Item 8 of the Identix Incorporated Form 10-K for the fiscal year ended June 30, 2005 to reflect our new reportable business segments presented for periods after June 30, 2005. We have attached below Item 7 and Item 8 from the Identix Incorporated Form 10-K for the fiscal year ended June 30, 2005 reflecting updated segment disclosures. The only items that changed in Item 7 and Item 8 below is the management discussion and analysis section that discusses segment results and Note 14 to the Consolidated Financial Statements.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-looking Statements
      The statements in this Annual Report on Form 10-K that relate to future plans, events or performance are forward-looking statements. Actual results, events and performance may differ materially due to a variety of factors, including the factors described under “Risk Factors” in Item 1 and the other risks identified in this Annual Report on Form 10-K. We undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Overview
      Identix Incorporated (“Identix”, “we”, “us”, “our” or the “Company”) provides a broad range of fingerprint and facial recognition technology offerings that empower the identification of individuals who wish to gain access to information or facilities, conduct transactions and obtain identifications. Additionally, our products and solution offerings can help identify those who perpetrate fraud and otherwise pose a threat to public safety. Our products serve a broad range of industries and market segments — most notably, government and law enforcement, aviation, financial, healthcare and corporate enterprise. A world leader in multi-biometric technology, we believe we have more fingerprint and facial biometric installations worldwide than any other company.
      On June 25, 2002, we completed our merger with Visionics Corporation (“Visionics”), a leading provider of biometric technologies and identification information systems. The Visionics results of operations have been included in the Company’s consolidated financial statements since the date of acquisition. In connection with this stock-for-stock merger transaction, each outstanding share of Visionics’ common stock was exchanged for 1.3436 shares of our common stock, resulting in the issuance of an aggregate of 39,422,000 shares of common stock for all outstanding shares of Visionics’ common stock. In addition, all options and warrants to purchase shares of Visionics’ common stock outstanding immediately prior to the consummation of the merger were converted into options and warrants to purchase 3,860,000 shares of our common stock. The total purchase price was $334,818,000.
Restatement of fiscal year 2004 financial statements
      As described in Note 2 to the consolidated financial statements, the fiscal year 2004 consolidated financial statements have been restated to correct the accounting for income taxes arising from the sale of the discontinued IPS operations. The restatement resulted in an increase of $2,000,000 in the income tax benefit related to continuing operations with an offsetting $2,000,000 adjustment to the income tax provision related to discontinued operations. This adjustment had no impact on net loss, net cash used by operating activities or total stockholders’ equity as previously reported for fiscal year 2004.

Fiscal year 2005
      The twelve months ending June 30, 2005, signified the end to a fiscal year that saw revenues increase by 34% from fiscal year 2004 to fiscal year 2005 and the net loss narrow from $18,542,000 to $13,966,000. In addition, in fiscal year 2005 we won numerous significant contracts including contracts with the United States Department of State to provide certain software with biometric search capabilities, the Los Angeles County Sheriff Department to provide livescan hardware and services, the State of Pennsylvania to provide live scan hardware and a contract with Nikon to provide face finding software for their coolpix line of digital cameras. Fiscal year 2005 also witnessed the launch of our enhanced definition live scan units which improves the image quality while at the same time reduces production costs.
     Fiscal year 2004
      Fiscal year 2004 was a year marked by significant positive and strategic change at Identix. The significant events that occurred included the disposition of Identix’ wholly owned subsidiary Identix Public Sector (“IPS”) (see Note 4), the acquisition of technology from Delean Vision Worldwide, Inc. (see Note 3), the acquisition of 100% ownership of Sylvan Identix Fingerprint Centers, LLC now renamed Identix Identification Services (“IIS”) (see Note 3), and the streamlining of our operations with a reduction in force plan that reduced our total workforce by six percent. We believe these actions will allow us to fully focus on our core biometric business while enhancing our biometric technology, expanding access to the commercial and civil markets while at the same time, streamlining our operations. In addition, on June 28, 2004, we were reconfirmed as the sole recipient of a Department of Homeland Security blanket purchase agreement valued at an estimated $27,000,000 over a 60-month period.
     Fiscal year 2003
      During fiscal year 2003, we witnessed several significant events including the launch of our TP-3000 series live scan machines which consist a lower cost ruggedized and stylized system that was designed for criminal and civilian use that is FBI Appendix F certified. In addition, Identix won contracts to expand the IBIS systems in counties in Minnesota and California for $1,400,000 million and $1,500,000 respectively. In addition, we saw our fingerprinting technology adopted by several healthcare institutions and the United States Department of Defense which ordered 5,400,000 user licenses for Bioengine® fingerprint recognition technology.
Critical Accounting Estimates
      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Note 1 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts and sales returns, goodwill impairments, inventory allowances, warranty obligations, revenue recognition as well as loss contingencies and restructurings. We base our estimates on historical experience and various assumptions that are believed to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses. Actual results could materially differ from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.
     Allowance for doubtful accounts:
      The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a customer’s credit worthiness or actual defaults are higher than the historical experience, estimates of the recoverability of amounts due could be adversely affected. The allowance for doubtful accounts was $551,000 and $1,124,000 at June 30, 2005 and 2004, respectively.
     Goodwill impairments:
      Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets of an acquired business. We perform a goodwill impairment assessment on an annual basis or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists. The impairment test entails comparing the carrying value of goodwill to the estimated fair value of the reporting unit to which the goodwill is assigned. There are a number of significant management assumptions and estimates inherent in estimating the fair value of the reporting unit including those used to estimate future cash flows and the appropriate discount rate that incorporates our cost of capital and the risk profile of the cash flows. Actual cash flows may be less than those we have estimated. A change in industry or market conditions or a downturn in our operations could result in a further impairment of goodwill. As of June 30, 2005 and 2004, we completed our annual goodwill impairment analysis and had determined that the carrying value of goodwill was not impaired. In fiscal year 2003, the Company completed its annual goodwill impairment analysis that resulted in the recording of an impairment charge of $154,799,000. Net goodwill was $141,213,000 at June 30, 2005 and 2004.
     Inventory allowances:
      Inventories are recorded at the lower of cost or market, which approximates actual cost on a first-in-first-out basis, or market value. We write down inventories to net realizable value based on forecasted demand and market conditions as well as the anticipated timing and impact of new product introductions. Actual demand, market conditions and timing of new product introductions may be different from those we have projected. These differences could have a material effect on gross margins and operating results. The inventory obsolescence reserve was $2,231,000 and $4,170,000 at June 30, 2005 and 2004, respectively. In addition, the inventory obsolescence provision was $1,561,000, $3,563,000 and $2,344,000 for the years ending June 30, 2005, 2004, and 2003 respectively.
     Warranty obligations:
      We accrue for warranty obligations based on the expected material and labor usage costs to provide warranty services. If increases in warranty claims are experienced, at a rate higher than the historical rate, gross margins and operating results could be adversely affected. The warranty reserve was $1,416,000 and $921,000 at June 30, 2005 and 2004, respectively.
     Revenue recognition:
      Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. For example, we must assess whether the fee associated with a revenue transaction is fixed or determinable and the likelihood of collection from our customer. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.
      We derive our revenue from sales of products and services. With respect to product sales, we sell hardware, software or a combination of hardware and software products. Our service revenue is derived from maintenance contracts related to product sales, consulting and training services. A hypothetical customer, depending on their needs, may order a single hardware or software product or service or combine hardware products, software products and services to create a multiple element arrangement. Our policies with respect to the recognition of revenue related to the various combinations of our products and services are described in the following paragraphs.
     Product Revenues
      In the case of hardware only sales, we recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition”. Revenue related to product sales that require no installation as well as printers and other peripheral devices, is recognized in accordance with the terms of the sale, generally when we ship the product, provided no significant obligations remain and collection of the receivable is deemed reasonably assured. Certain of our hardware sales to end users require installation subsequent to shipment and transfer of title. Revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to our current policy and practices, we consider acceptance of these products to be contingent upon successful installation of the product. When hardware products are sold via authorized representatives, dealers, distributors or other third party sales channels the obligation to install the machines generally does not remain our responsibility but is rather an obligation between the authorized representative, dealer, distributor or other third party and their ultimate customer. As a result, for sales to third party distributors, revenue is recognized at the time title is transferred which is generally upon shipment. On rare occasions, we will be required to install our products on the behalf of our third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of the product by the third party distributor is contingent upon successful installation of the product.
      For hardware arrangements (software products, if any, are incidental to the arrangement) with multiple elements we apply the guidance in SAB 104 and Emerging Issues Task Force Issue (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. For each multiple element arrangement, we determine if each element is a separate unit of accounting pursuant to EITF 00-21 by ensuring (1) that the element has stand alone value to the customer, (2) that there is objective evidence of the fair value for the element and (3) that if the arrangement includes a general right of return relative to the delivered item, that delivery of the undelivered items is considered probable and in our control. The elements in a multiple element arrangement typically consist of hardware products, installation, training and maintenance services. To determine the fair value for each hardware element in an arrangement, we rely upon vendor specific objective evidence (“VSOE”) of fair value using the price charged when that element is sold separately. If VSOE of fair value is not available for hardware elements, we rely upon vendor objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. To determine the fair value for training and installation services, we rely upon VSOE of fair value using the price charged when that element is sold separately. To-date we have not entered into a multiple element arrangement where separation of the various elements was not possible. However, in the case where separation is not possible for an element, the element may be combined with other elements and the combined elements would be treated as a single unit of accounting and the appropriate revenue recognition methodology will be applied.
      With respect to stand-alone software product sales, including ABIS systems, BioLogon and software developer kits, revenue is recognized on software products in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” as amended, and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”, as well as Technical Practice Aids issued from time to time by the AICPA. We recognize revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor’s fee is fixed or determinable, VSOE of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed probable. VSOE of fair value is determined for undelivered elements (e.g., maintenance, training or consulting) using the price charged when that element is sold separately. In cases where we do not have VSOE of fair value for all delivered elements in the transaction (e.g., for licenses), the residual method is used such that the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software and the services cannot be segregated into separate units of accounting, we account for the software sales under SOP 97-2 and SOP 81-1 “Accounting for performance of construction-type and certain production-type contracts”. In the cases where SOP 81-1 is applied, we use the cost-to-cost method of percentage of completion. Under this method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs.
      In the event that a multiple element arrangement includes both hardware, software and services and the software is more-than-incidental to the arrangement, but not essential to the functionality of the hardware, we apply the guidance of EITF 03-05, “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software” which allows the non-software elements and related services to be accounted for under SAB 104 and EITF 00-21 and the software elements and related services to be accounted for under SOP 97-2.
      Our sales arrangements do not provide a contractual right of return.
     Service Revenues
      Revenue from maintenance arrangements such as those typically sold with our live scan systems are recognized ratably over the term of the arrangements. Maintenance that is bundled with other elements is deferred based upon fair value of the maintenance services. Fair value is based on the renewal rate for continued maintenance arrangements.
      Revenue from installation services is recognized as the services are performed. Installation services that are bundled with other elements are deferred based upon fair value of the installation services.
      Revenue for our professional services offerings, including training and consulting services, and revenue for IIS which performs a service by capturing fingerprints for certain individuals where a back ground check is required as a condition of employment, is recognized as the services are delivered or performed.
     Loss contingencies and restructurings:
      We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. We regularly evaluate available current information to determine whether such reserves should be adjusted.
      We recorded reserves for the estimated cost to terminate or sublease excess facilities. We will continue to evaluate the commercial real estate market conditions quarterly to determine if our estimates of the amount and timing of future sublease income are reasonable, based on current and expected commercial real estate market conditions. If we determine that the estimate for sublease activities has significantly changed, an adjustment to the restructuring liability would be charged to income in the period in which such determination was made. During fiscal year 2005, we recorded a net recovery of $620,000 related to excess facilities which is reflected in the restructuring and other line on the Consolidated Statement of Operation for fiscal year 2005. Accrued lease exit costs were $361,000 and $7,600,000 at June 30, 2005 and June 2004, respectively.
Results of Operations
Fiscal Years Ended June 30, 2005 and 2004
      Revenues. Revenues for fiscal year 2005 were $73,832,000 compared to $55,199,000 for fiscal year 2004. Revenues for fiscal year 2005 increased by 34% from fiscal year 2004 due primarily to increased demand for our live scan systems and our software offerings. In addition fiscal year 2005 includes a full year of IIS revenue compared to only four and a half months of IIS revenue in the prior fiscal year.
      Product revenue was $42,019,000 for fiscal year 2005 compared to $25,644,000 for the same period in the prior fiscal year. The increase in product revenue (primarily derived from lives scan sales) during fiscal year 2005 is a result of an increase in demand for biometric products by both domestic and international government agencies. The increased demand was demonstrated during fiscal year 2005 by a large international order and an order from the Department of State for certain biometric software with search capabilities as well as orders for live scan units from the Los Angeles County Sheriff’s Department, and State of Pennsylvania. In addition, we licensed our Faceit software to Nikon for use in their line of consumer digital cameras.
      Service revenue was $31,813,000 during fiscal year 2005 compared to $29,555,000 in the prior fiscal year. The increase in service revenue was to due our ownership of IIS for all of fiscal year 2005 versus fiscal year 2004 when we owned IIS for only four and half months. The increase due to IIS was partially offset by lower maintenance revenues which resulted from fewer maintenance renewals which resulted from our legacy live scan machines which had a three month warranty being replaced by our latest generation machines which are sold with a one year warranty. Maintenance on these newer products will not be required by the customer until the warranty period expires. Service revenues are derived from activities surrounding the servicing of our hardware and software under maintenance agreements, training and consulting services and revenue derived from our IIS subsidiary, which provides fingerprinting services.
      We also report our revenue by operating segments, consisting of biometric systems, finger printing services and other. Revenues from biometric systems was $ 65,055,000 in fiscal year 2005 compared to $50,054,000 in the prior fiscal year. The biometric systems revenues increased due to the same reasons that drove an increase in product revenues described above.
      Finger printing services revenues is derived from our IIS subsidiary and was $6,906,000 and $2,421,000 for the fiscal years ending June 30, 2005 and 2004, respectively. The increase was due primarily to an entire year’s activity in fiscal year 2005 compare to only four months in fiscal year 2004.
      Other segment revenues is comprised of our Legislative Demographic Services (“LDS”) subsidiary which totaled $1,871,000 for the fiscal year ended June 30, 2005 compared to $2,724,000 for the same period in the prior fiscal year. The decrease was primarily the result of a contract that was lost six months into fiscal year 2004 and as a result revenue for the fiscal year ended June 30, 2005 decreased approximately $1,000,000.
      For the twelve months ended June 30, 2005, we derived approximately 23% of total revenue from contracts relating to the U.S. Federal Government with one government agency making up 13% of total revenues. For the same period in the prior fiscal year, we derived 14% of our revenue from the U.S. Federal Government with no one agency producing more than 10% of total revenue. The loss of a material government contract due to budget cuts or otherwise could have a material negative impact on our Company’s financial results.
      We are currently awaiting final results of a recent General Services Administration post-award audit arising out of the renewal of its GSA Multiple Award Schedule contract. Based on current information, we believe that the results of such audit will not result in a material adverse finding or adjustment and that such results will not have a material adverse effect on our business, financial condition or results of operation.
      International sales accounted for $8,692,000 or 12% of our revenues for fiscal year 2005, compared to $6,865,000 or 12% for the same period in the prior fiscal year. The increase in international revenue is due primarily to two large international sales that occurred in the third quarter of fiscal year 2005 totaling $2,800,000. These sales were partially offset by other contracts that were present in fiscal year 2004 but not fiscal year 2005. Our international sales are predominately denominated in U.S. dollars, and we monitor our foreign currency exchange exposure and, if significant, will take action such as hedging transactions, to reduce foreign exchange risk. To date, we have not entered into any hedging transactions.
      Product Gross Margin. Gross margin on product revenue was 31% for fiscal year 2005 compared to 23% in fiscal year 2004. For fiscal years 2005 and 2004, product cost of revenues included $4,130,000 or 10% of product revenue and $4,672,000, or 18% of product revenue, respectively of amortization expense related to certain acquired intangible assets, including amortization related to our developed technology, patents and core technology intangible assets. For fiscal year 2004, $4,672,000 of expense related to amortization of acquired intangible assets was reclassified into cost of product revenues to conform with the presentation of expense related to amortization of acquired intangible assets in fiscal year 2005. An increase in product revenues while amortization expense declined increased gross margins from fiscal 2004 to 2005.
      Service Gross Margin. Service gross margin was 23% for fiscal year 2005 compared to 24% for fiscal year 2004. The decrease was the result of a fixed cost structure related to our maintenance business and a decrease in the amount of revenue that was being generated from maintenance contracts in fiscal year 2005. We are actively monitoring the costs associated with the maintenance business and we will take action if necessary to attempt to adjust those costs accordingly as evidenced by our reduction of our maintenance field staff by 10% in the fourth quarter of fiscal year 2005. The decreases in margins that the service business experienced were partially offset by the gross margins that resulted from our IIS business which were 36% for fiscal year 2005.
      Research and Development. Research and development expenses were $11,215,000 or 15% of revenues for fiscal year 2005, compared to $9,675,000 or 18% of revenues for fiscal year 2004. The increase in research and development expenses is the result of increased engineering personnel costs in fiscal year 2005. Now and in the foreseeable future, we are committed to continuing our focus on investment in research and development, which is critical to developing new and innovative products intended to allow us to maintain a strong technological position in the industry.
      Marketing and Selling. Marketing and selling expenses were $11,771,000 or 16% of revenues for fiscal year 2005, compared to $10,867,000 or 20% of revenues for fiscal year 2004. Expenses increased due to a significant commission payout of $462,000 related to a large international sale as well as the recovery of $737,000 of previously fully reserved for accounts receivable balances in fiscal year 2004 that did not occur in fiscal year 2005.
      General and Administrative. General and administrative expenses were $12,380,000 or 17% of total revenues for fiscal year 2005, compared to $13,814,000 or 25% of total revenues for fiscal year 2004. Our general and administrative expenses decreased due to reduced deferred compensation expense of $652,000, decreased director’s and officers liability insurance costs of $459,000, and decreased outside legal counsel costs of $568,000. These savings were partially offset by increased expenses of $821,000 related to IIS since we owed 100% of IIS for all of fiscal year 2005 versus fiscal year 2004 when we owned 100% of them for only four and half months. In addition, during fiscal year 2005, we incurred approximately $824,000 related to compliance costs with the Sarbanes-Oxley Act of 2002.
      Amortization of Acquired Intangible Assets. The amortization of acquired intangible assets is primarily related to the Visionics merger and the acquisition of 100% ownership of IIS. As a result of these transactions we acquired intangible assets including developed technology, service/maintenance contracts, core technology, order backlog and employee contracts. The amortization of developed technology, patents and core technology is included in the cost of product revenues. The amortization expense related to service/maintenance contracts, order backlog and employee contracts is presented on the statements of operations as amortization expense and was $1,005,000 and $871,000 for fiscal years 2005 and 2004, respectively.
      Impairment of Goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, we performed our annual assessment for goodwill impairment as of June 30, 2005 and 2004 for all of our goodwill and it was determined that the fair value of the goodwill exceeded its carrying value and an impairment charge was not needed for fiscal years 2005 or 2004.
      Restructuring and other, net. Restructuring and other, net including charges (recovery) that result from unique facts and circumstances. Restructuring and other, net consisted of the following for the periods presented:

	Twelve Months
	Ended June 30,

	2005	2004

	(In thousands)
Lease exit costs related to restructuring actions initiated in fiscal year 2002	(620)	610
Severance costs	113	250
Employment agreement obligation	—	506
SIFC acquisition related	—	749

	$(507)	$2,115

     Fiscal year 2005
      During the fourth quarter of fiscal year 2005,we recorded a charge of $113,000 in severance costs related to reduction in our field service staff by approximately 10 employees. As of June 30, 2005, all 10 of the employees had been terminated and a severence related liability of $96,000 remained. We anticipate this liability will be fully paid in the first quarter of fiscal year 2006.
      During the first quarter of fiscal year 2005 a charge of $451,000 was recorded related to a reduction in the estimated lease recoveries associated with the Los Gatos facilities lease and a gain of $1,071,000 was recorded in the second quarter of fiscal year 2005 when we negotiated the release from our Los Gatos facilities lease. In the first quarter, we believe the charge of $451,000 was necessary because at that time the real estate markets in Northern California had continued to decline and it was not anticipated that we would be able to negotiate an exit to the lease and no such discussions between the ourselves and the lessor had commenced. The gain recorded in the second quarter represented the difference between our accrued lease exit costs of $6,363,000, on the date of the release reduced by the negotiated payoff amount and associated transactions costs of $5,292,000. The lease settlement amount of $5,292,000 was paid in January 2005.
     Fiscal year 2004
      Restructuring and other charges recorded during the twelve months ended June 30, 2004 consisted of $506,000 related to payments made under the former Chairman of the Board’s employment agreement associated with his retirement in February 2004 and $749,000 for the value of shares of our common stock issued to certain former SIFC employees in connection with the acquisition of 100% of SIFC (See Note 3). In addition, we recorded a charge of $250,000 related to a reduction in force of 6% of the our workforce or approximately 30 employees in February 2004. As of June 30, 2004, all 30 of the employees had been terminated and all severance amounts had been paid.
      During the twelve months ended June 30, 2004, a charge of $610,000 was recorded related to lease exit costs associated with our previously vacated Northern California facilities. The charge recorded in fiscal year 2004 related to our Northern California facilities reflected an updated assessment of what we would have recovered under the then current conditions of the Northern California real estate market.
      Interest and Other Income (Expense), net. For fiscal year 2005, interest and other income was $1,634,000 compared to $1,153,000 for fiscal year 2004. The increase in other income was due to a preacquisition liability that was associated with IIS which was relieved during the third quarter of fiscal year 2005.
      Provision/benefit for Income Taxes (Restated). We had income tax expense, consisting of certain state franchise taxes, in fiscal year 2005 of $42,000. In fiscal year 2004, we had an income tax benefit of $1,957,000 which consisted of a $43,000 provision related to certain state franchise taxes offset by an income tax benefit of $2,000,000 to continuing operations related to the sale of IPS. As further explained in Note 2 to the consolidated financial statements, the tax benefit to continuing operations results from the use of net operating losses to offset the income from discontinued operations generated by the sale of IPS. In fiscal years 2005 and 2004, our effective tax rate was below the statutory rate due to a full valuation allowance being required on the net losses incurred. As of June 30, 2005 and 2004, we had federal net operating loss carry forwards of approximately $213,000,000 and $203,000,000 respectively, which may be available to offset future taxable income. The carry forwards expire on various dates from 2005 through fiscal year 2024 and may be subject to certain limitations on annual utilizations due to changes in ownership, as defined by federal and state law. Such limitations could cause these loss carryforwards to expire before we are able to utilize them to reduce future income taxes.
      Equity Interest in Loss of Joint Venture. The equity interest in the joint venture was a loss of $302,000 for fiscal year 2004 and represents our 50% share of the results of SIFC. In the third quarter of fiscal year 2004, we acquired 100% ownership of the joint venture for $875,000 in cash.
      Discontinued Operations (Restated). On February 13, 2004, we consummated the sale of IPS to Alion. In fiscal year 2004, we recognized income from discontinued operations of $3,125,000 of which $3,934,000 is attributable to the gain on the sale of IPS and $809,000 is attributable to the loss on the IPS discontinued operations from July 1, 2003 to the date of the sale. The IPS operations are presented in our Consolidated Statements of Operations as discontinued operations. The consolidated results for the twelve months ending June 30, 2004 have been restated to reflect the discontinued IPS operations. See additional discussion in Note 4 of the Consolidated Financial Statements.

      The following table represent the summarized results for the discontinued operations:

Fiscal Year Ended
June 30, 2004

(In thousands)
Revenue	$20,078
Cost of sales	17,550
Operating Expenses	3,337

Loss from discontinued IPS operations	$(809)

* This period reflects activity only through February 13, 2004, the date of disposition.
      The following table represents the components of the gain on sale of IPS net of provision for income taxes:

Fiscal Year Ended
June 30, 2004
Restated

(In thousands)
Gain on sale of IPS	$5,934
Provision for income taxes	(2,000)

Gain on sale of IPS net of provision for income taxes	$3,934

Fiscal Years Ended June 30, 2004 and 2003
      Revenues. Revenues for fiscal year 2004 were $55,199,000 compared to $52,684,000 for fiscal year 2003. The revenues for fiscal year 2004 increased by 5% from fiscal year 2003. This increase is primarily due to the addition of IIS revenue in the second half of fiscal year 2004.
      Product revenue was $25,644,000 for fiscal year 2004 compared to $28,072,000 for the same period in the prior fiscal year. The decrease in product revenue was the result of a combination of decreasing demand during this time due to tight federal and state government budgets as well as competitive pricing pressures.
      Service revenue was $29,555,000 during fiscal year 2004 compared to $24,612,000 in the prior fiscal year. The increase in service revenue was due to our 100% ownership of IIS starting February 20, 2004 which contributed $2,400,000 of revenue which wasn’t present in fiscal year 2003. In addition, we saw strong maintenance renewals related to our legacy live scan machines in fiscal year 2003 that resulted in increased revenue in fiscal year 2004 due to revenue recognized over the period of performance.
     We also report our revenue by our operating segments, consisting of biometric systems, fingerprinting services and other. Revenue from biometric systems was $ 50,054,000 in fiscal year 2004 compared to $48,658,000 in the prior fiscal year. The biometric systems revenues increased as a result of strong maintenance renewals related to our legacy live scan machines in fiscal year 2003 that resulted in increased revenue in fiscal year 2004 due to revenue recognized over the period of performance.
     Finger printing services revenue is derived from our IIS subsidiary and was $2,421,000 and $0 for the fiscal years ended June 30, 2004 and 2003, respectively. We began reporting revenue from IIS beginning on February 20, 2004 when we acquired 100% ownership. Prior to that date, we held a 50% interest in IIS and accounted for the investment under the equity method of accounting.
     Other segment revenue is comprised of our Legislative Demographic Services (“LDS”) subsidiary which totaled $2,724,000 for the twelve months ended June 30, 2004 compared to $4,026,000 for the same period in the prior fiscal year. The decrease was primarily the result of a contract that generated revenue of approximately $2,000,000 on an annual basis that was lost six months into fiscal year 2004 and as a result revenue decreased approximately $1,000,000 from fiscal year 2003.
      International sales accounted for $6,865,000 or 12% of our revenues for fiscal year 2004, compared to $4,925,000 or 9% for fiscal year 2003. The increase in international sales is primarily the result of two large international orders occurring during fiscal year 2004, one for our live scan systems and the other for contracted custom development work. In addition, during fiscal year 2004 there was increased revenue from smaller but more numerous international orders that contributed to the increase seen above. We are actively pursuing business in the international biometric market. Our international sales are generally denominated in U.S. dollars. We monitor our foreign currency exchange exposure and, if significant, will take action to reduce foreign exchange risk. To date, we have not entered into any hedging transactions.
      Product Gross Margin. For fiscal years 2004 and 2003 product gross margin as a percent of product revenue was 23% and 26% respectively. For fiscal years 2004 and 2003, the cost of product revenues included $4,672,000, or 18% of revenue and $4,702,000, or 17% of product revenue, respectively of amortization expense related to certain acquired intangible assets, including amortization related to our developed technology, patents and core technology intangible assets. For fiscal years 2004 and 2003, $4,672,000 and $4,702,000, respectively, of expense related to amortization of acquired intangible assets was reclassified into cost of product revenues to conform with the presentation of expense related to amortization of acquired intangible assets in fiscal year 2005. The decrease in product gross margin was due to competitive pricing pressures related to our live scan systems, which were partially offset by increased sales of other higher margin products.
      Service Gross Margin. For fiscal years 2004 and 2003 service gross margin as a percent of product service revenue was 24% and 23% respectively. The slight increase in service gross margins in fiscal year 2004 is the result of four and a half months of operations related to IIS which was acquired in February 2004. The gross margin associated with IIS was 32% based on IIS revenues $2,400,000 which had the effect of elevating the overall service gross margins in fiscal year 2004.
      Research and Development. Research and development expenses were $9,675,000 or 18% of revenues for fiscal year 2004, compared to $11,060,000 or 21% of revenues for fiscal year 2003. The decrease in research, development and engineering expenses was the result of work that was being performed in relation to our TP-3000 live scan machines that took place in fiscal year 2003 that didn’t take place in fiscal year 2004.
      Marketing and Selling. Marketing and selling expenses were $10,867,000 for fiscal year 2004, compared to $12,137,000 for fiscal year 2003. The percentage of marketing and selling expenses of total revenue was 20% and 23% for the twelve months ending June 30, 2004 and 2003, respectively. The decrease was due primarily to the recovery of several very old and previously fully reserved accounts receivable balances, which totaled approximately $737,000 in fiscal year 2004 partially offset by bad debt expense of $198,000 in fiscal year 2004. In addition, there was a net reduction in the marketing and selling head count that resulted in a savings of $403,000 in fiscal year 2004.
      General and Administrative. General and administrative expenses were $13,814,000 or 25% of total revenues for fiscal year 2004, compared to $12,930,000 or 24% of total revenues for fiscal year 2003. The increase in general and administrative expense is related to four and a half months of IIS general and administrative expense of $618,000 in fiscal year 2004, which was not present in fiscal year 2003, increased legal fees of $642,000 as well as fees of $70,000 associated with the search for a Chief Financial Officer. These increases were partially offset by lower information technology costs of $447,000.
      Amortization of Acquired Intangible Assets. The amortization of acquired intangible assets is primarily related to the Visionics merger and the acquisition of 100% ownership of IIS. As a result of these transactions we acquired intangible assets including developed technology, service/maintenance contracts, core technology, order backlog and employee contracts. The amortization of developed technology, patents and core technology is included in the cost of product revenues. The amortization expense related to service/maintenance contracts, order backlog and employee contracts is presented on the statements of operations as amortization expense and was $871,000 and $981,000 for fiscal years 2004 and 2003, respectively.
      Impairment of Goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, we performed our annual assessment for goodwill impairment as of June 30, 2004. The result of this impairment assessment indicated that the implied fair value of the goodwill was not less than its carrying value for fiscal year 2004 and we concluded there was no impairment.
      As of June 30, 2003, we performed our annual assessment for goodwill impairment and we recorded a charge of $154,799,000 related to the impairment of goodwill associated with the merger of Visionics Corporation. The impairment charge was necessary because the implied fair value of the goodwill was less than its carrying value as a result of changes in the biometric market place during fiscal 2003.

      Restructuring and other net. Restructuring and other, net includes charges that result from unique facts and circumstances. Restructuring and other, net consisted of the following for the periods presented:

	Twelve Months
	Ended
	June 30,

	2004	2003

	(In thousands)
Charges related to restructuring in actions initiated in 2002:
Severence and benefits	$—	$2,283
Disposal of property and equipment	—	370
Lease exit costs	610	1,061
Internal merger costs and other	—	2,613
Severence costs	250	—
Employee agreement obligation	506	—
SIFC acquisition related	749	—

	$2,115	$6,327

     Fiscal year 2004
      Restructuring and other charges recorded during the twelve months ended June 30, 2004 consisted of $506,000 related to payments made under the former Chairman of the Board’s employment agreement associated with his retirement in February 2004 and $749,000 for the value of shares of our common stock issued to certain former SIFC employees in connection with the acquisition of 100% of SIFC (Note 3). In addition, we recorded a charge of $250,000 related to a reduction in force of 6% of the our workforce or approximately 30 employees in February 2004. As of June 30, 2004, all 30 of the employees had been terminated and all severance amounts had been paid.
      During the twelve months ended June 30, 2004, a charge of $610,000 was recorded related to lease exit costs associated with our previously vacated Northern California facilities. The charge recorded in fiscal year 2004 related to our Northern California facilities reflected an updated assessment of what we would have recovered under the then current conditions of the Northern California real estate market.
     Fiscal year 2003
     Severence and benefits
      During the year ended June 30, 2003, we recorded $2,283,000 in severance charges related to employees with extended terminations to assist in the integration. As of June 30, 2005, all of the employees severed in connection with the merger were terminated.
     Disposal of property and equipment
      During the year ended June 30, 2003, an additional charge of $370,000 was recorded related to the disposal of property and equipment due to discontinuance of certain product lines as well as the closure of our Los Gatos, California and Dublin, California facilities.
     Lease exit costs
      During the twelve months ended June 30, 2003, a charge of $1,061,000 was recorded as an adjustment to the estimated sublease income related to our Norther California facilities. The charges recorded in fiscal year 2003 related to our Northern California facilities reflected an updated assessment of what we would have recovered under the then current conditions of the Northern California real estate market.
     Internal merger costs and other
      During the years ended June 30, 2003, we incurred internal merger related costs, including relocation fees, of $2,613,000 related to the merger with Visionics during the year ended June 30, 2002.
      Interest and Other Income (Expense), net. For fiscal year 2004, interest and other income was $1,153,000 compared to $1,834,000 for fiscal year 2003. The decrease for the twelve months ended June 30, 2004 is primarily the result of lower interest income of $708,000 in fiscal year 2004 compared to interest income of $872,000 in fiscal year 2003.

In addition, there was a $458,000 net gain realized on the sale of investments in fiscal year 2003 that didn’t occur in fiscal year 2004.
      Provision for Income Taxes (Restated). In fiscal year 2004, we had an income tax benefit of $1,957,000 which consisted of a $43,000 provision related to certain state franchise taxes offset by an income tax benefit of $2,000,000 related to the sale of IPS. In fiscal year 2003, we had income tax expense, consisting of certain state franchise taxes of $180,000. In fiscal years 2004 and 2003, our effective tax rate was below the statutory rate due to a full valuation allowance being required on the net losses incurred. As of June 30, 2004 and 2003, we had federal net operating loss carry forwards of approximately $203,000,000 and $184,900,000 respectively, which may be available to offset future taxable income. The carry forwards expire on various dates from 2004 through fiscal year 2024 and may be subject to certain limitations on annual utilizations due to changes in ownership, as defined by federal and state law.
      Equity Interest in Loss of Joint Venture. The equity interest in joint venture was a loss of $302,000 for fiscal year 2004 compared to a loss of $285,000 in fiscal year 2003 and represents our 50% share of the results of SIFC. In the third quarter of fiscal year 2004, we acquired 100% ownership of the joint venture for $875,000 in cash.
      Discontinued Operations (Restated). On February 13, 2004, we consummated the sale of IPS to Alion. In fiscal year 2004, we recognized income from discontinued operations of $3,125,000 of which $3,934,000 is attributable to the gain on the sale of IPS and $809,000 is attributable to the loss on the IPS discontinued operations from July 1, 2003 to the date of the sale. The IPS operations are presented in our Consolidated Statements of Operations as discontinued operations. During the twelve months ended June 30, 2003, we recorded a loss from discontinued operations of $3,434,000. The decrease in the net loss on discontinued operations was primarily the result of $3,879,000 of restructuring related expenses that occurred in fiscal year 2003 that did not occur in fiscal year 2004. The consolidated results for the twelve months ending June 30, 2004 and the historical consolidated results for the twelve months ended June 30, 2003 have been restated to reflect the discontinued IPS operations. See additional discussion in Note 4 of the Consolidated Financial Statements.
      The following tables represent the summarized results for the discontinued operations:

	Fiscal Year Ended
	June 30,

	2004*	2003

	(In thousands)
Revenue	$20,078	$39,830
Cost of sales	17,550	35,023
Operating Expenses	3,337	8,241

Loss from discontinued IPS operations	$(809)	$(3,434)

* This period reflects activity only through February 13, 2004, the date of disposition.

Fiscal Year Ended
June 30, 2004
Restated

(In thousands)
Gain on sale of IPS	$5,934
Provision for income taxes	(2,000)

Gain on sale of IPS net of provision for income taxes	$3,934

Liquidity and Capital Resources
      We financed our operations during the twelve months ended June 30, 2005, primarily from our working capital at June 30, 2004. As of June 30, 2005, our principal sources of liquidity consisted of $36,628,000 of working capital including $32,198,000 in cash and cash equivalents and short-term marketable securities.
      Cash used in operating activities was $15,052,000 during fiscal year 2005. The cash used in operations consisted primarily of the net loss of $13,966,000; increased gross inventories of $730,000, increased accounts receivable of $3,994,000 due to several large sales that occurred in the latter half of fiscal year 2005 that were still outstanding at June 30, 2005, increased restricted cash of $1,821,000 due to performance bonds associated with a government contract, decreased other liabilities of $6,339,000 of which $5,125,000 pertains to the payoff of our Los Gatos lease. These items were partially offset by an increase in accounts payable of $1,716,000 due to the timing of year end disbursements and noncash charges for depreciation and amortization of $6,378,000 and the provision for inventory obsolescence of

$1,561,000. Cash used by investing activities for the twelve months ended June 30, 2005 was primarily the result of capital expenditures of $847,000 as well as purchases of marketable securities of $25,238,000 which were partially offset by sales of marketable securities of $25,100,000. Cash provided by financing activities for the twelve months ended June 30, 2005 was due solely to proceeds from the exercise of employee stock options and issuance of stock under our 401(k) retirement plan.
      Cash used in operating activities was $12,942,000 during fiscal year 2004. The cash used in operations consisted primarily of the net loss of $18,542,000; increased gross inventories of $1,366,000, decreased accounts payable of $2,674,000 and decreased other liabilities of $3,172,000 which both decreased as a result of the disposal of IPS. These items were partially offset by noncash charges for depreciation and amortization of $7,822,000; gain on sale of discontinued operations of $5,934,000 and the provision for inventory obsolescence of $3,563,000. Cash provided by investing activities for the twelve months ended June 30, 2004 was primarily the result of $7,808,000 from the proceeds of the sale of discontinued operations, net of transaction costs and $1,307,000 from the cash acquired during the acquisition of IIS net of cash paid. Cash provided by financing activities for the twelve months ended June 30, 2004 was due solely to proceeds from the exercise of employee stock options and issuance of stock under our 401(k) retirement plan.
      Cash used in operating activities was $26,721,000 during fiscal year 2003. The cash used in operations consisted primarily of the net loss of $187,374,000; decreased accounts payable of $2,702,000 was due to several large expenses that were accrued for in fiscal year 2002 but did not reoccur in fiscal year 2003 and decreased accrued compensation of $2,489,000 was due to fewer bonuses accrued for in fiscal year 2003 than the prior fiscal year. These items were partially offset by noncash charges for the impairment of goodwill of $154,799,000; depreciation and amortization of $8,280,000; stock based compensation expense of $1,673,000 and $2,344,000 for the provision for inventory obsolescence. Cash provided by investing activities for the twelve months ended June 30, 2003 was primarily the result of net sales of marketable securities partially offset by additions to property, plant and equipment and intangible assets. Cash provided by financing activities for the twelve months ended June 30, 2003 was due solely to proceeds from the exercise of employee stock options and issuance of stock under our 401(k) retirement plan.
      We did not have any material capital purchase commitments at June 30, 2005. Currently, our anticipated cash requirements relate primarily to funding operations and paying remaining obligations related to restructuring and other merger related charges recorded in fiscal years 2004 and 2003.
      We currently occupy our headquarters under a lease that expires in March 2008, and we are required to pay taxes, insurance, and maintenance as well as monthly rental payments. In addition, we lease space in Dublin, California for our former research, development and engineering office that expires in March 2006. Further, we lease office space for our sales force and customer support activities under operating leases, which expire at various dates through 2008. The leases contain escalation provisions requiring rental increases for increases in operating expense and real estate taxes. We also lease approximately 12,200 square feet in Fairfax, Virginia for certain operations including a potion of the Identix sales force with a lease expiring in February 2009.
      Future net minimum lease payments for operating leases are as follows (in thousands):

	Occupied	Unoccupied or Sublet	Total

Periods or fiscal years ending June 30:
2006	1,813	361	2,174
2007	1,600	—	1,600
2008	1,309	—	1,309
2009	358	—	358

Total	$5,080	$361	$5,441

      The unoccupied or sublet amount represents net future minimum payments for our facility in Dublin California that was vacated in connection with our merger with Visionics.
      Our existing line of credit was entered into on May 30, 2003 and renewed in October 2004. This line of credit provides for up to the lesser of $15,000,000 or the cash collateral base or the borrowing base. Borrowings under the line of credit are collateralized by substantially all of our assets and bear interest at the bank’s prime rate of interest, which was 6.01% at June 30, 2005. The line of credit expires on October 1, 2005. Until we generate a positive net income before income taxes for two consecutive fiscal quarters, we will be required to deposit with the lender an amount equal to the sum of the aggregate outstanding principal amount of all prior advances plus any portion of the line of credit reserved to support unexpired letters of credit plus the amount of the requested advance before an advance will be given. In addition, all advances must be used for working capital. At June 30, 2005 and June 30, 2004 there were no amounts outstanding under this line of credit.
      The line of credit agreement contains financial, operating and reporting covenants that are not binding until we draw on the line of credit.
      While we believe that existing working capital will be adequate to fund our current cash requirements for at least the next twelve months, we may need to raise additional debt or equity financing in the future. We may not be able to obtain additional debt or equity financing. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail certain of its operations.
Off Balance-Sheet Arrangements
      Other than the operating lease commitments discussed in Note 16 and the indemnifications discussed in Note 17, the we are not using off-balance sheet arrangements nor do we have any contractual obligations or commercial commitments with terms greater than one year, that would significantly impact its liquidity

New Accounting Pronouncements
      In October 2004, the EITF issued EITF Issue No. 04-10, “Applying Paragraph 19 of Statement of Financial Accounting Standards No. 131 in Determining Whether to Aggregate Operating Segments that do not meet the Quantitative Thresholds“. SFAS No. 131, “ Disclosures about Segments of an Enterprise and Related Information requires that a public business enterprise report financial and descriptive information about its reportable operating segments. This issue addresses how to aggregate operating segments that do not meet the quantitative thresholds in SFAS No. 131. The effective date of the standard has been delayed. Although Issue No. 04-10 was to be effective immediately, in November 2004, the EITF delayed the implementation of this issue in order to have its effective date coincide with the proposed FASB Staff Position (“FSP”), SFAS No. 131-a, which clarifies the meaning of similar economic characteristics. Issue No. 04-10 is to be applied by retroactive restatement of previous periods. We do not expect EITF Issue No. 04-10 to impact our disclosure of segment information.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an Amendment of ARB No. 43, Chapter 4”. SFAS No. 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement is effective for inventory costs incurred beginning July 1, 2005. The adoption of the provisions of SFAS No. 151 is not expected to have a material impact on the Company’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123R. SFAS No. 123, “Accounting for Stock-Based Compensation”, and supercedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations based upon the grant-date fair value of those instruments. The revised statement is effective for us as of our first quarter of fiscal year 2006 which begins on July 1, 2005. We expect that adoption of SFAS 123R will result in a significant charge for employee stock-based compensation and we are currently determining the estimate using the modified prospective method as prescribed by SFAS No. 123R. See the “Stock Based Compensation” discussion in Note 1 to the Consolidated financial statements, which includes the pro forma impact of recognizing stock-based compensation under SFAS No. 123, on our net loss and loss per common share for the twelve months ended June 30, 2005, 2004, and 2003 respectively.
      In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes.” SFAS No. 154 changes the requirements related to accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by a new accounting pronouncement, in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle versus the previous guidance which allowed the recording of the impact of an accounting change in the current period net income as a cumulative effect adjustment. The Statement is effective for us beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earnings, financial position or cash flows.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk
      Interest Rate Risk. Certain of our short-term and long-term marketable securities are classified as available-for-sale securities and the cost of securities sold is based on the specific identification method. At June 30, 2005, short-term marketable securities consisted of $8,765,000 of government securities and $988,000 of commercial paper. The market value of these investments on any given day during the investment term may vary as a result of market interest rate fluctuations. A hypothetical 10% movement in interest rates during the investment term would not likely have a material impact on investment income. The actual impact on investment income in the future may differ materially from this analysis, depending on actual balances and changes in the timing and the amount of the interest rate movements.
      Foreign Currency Exchange Rate Risk. Certain of our foreign revenues, cost of revenues and marketing expenses are transacted in local currencies. As a result, our results of operations and certain receivables and payables are subject to foreign exchange rate fluctuations. We do not currently hedge against foreign currency rate fluctuations. Gains and losses from such fluctuations are not material to our consolidated results of operations or balance sheet.

Item 8.	Financial Statements and Supplementary Data
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

* Financial statement schedule is not affected by the segment disclosure changes. The financial schedule and related Report of Independent Registered Public Accounting Firm on financial statement schedule appears in Item 15 in the Identix Incorporated 2005 Annual Report on Form 10-K.

Note:  The page numbers above relate to the pages on Form 10-K filed with the U.S. Securities and Exchange commission on September 13,
           2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Identix Incorporated:
      We have completed an integrated audit of Identix Incorporated’s (the Company) 2005 consolidated financial statements and of its internal control over financial reporting as of June 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements
      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Identix Incorporated, and its subsidiaries at June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2004 consolidated financial statements.

Internal control over financial reporting
      Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not separately presented herein), that Identix Incorporated did not maintain effective controls to ensure the proper allocation of its income tax provision (benefit) between loss from continuing operations and income from discontinued operations, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management’s assessment is included under Management’s Report on Internal Control Over Financial Reporting which appears in the Identix Incorporated 2005 Annual Report on Form 10-K. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of June 30, 2005, the Company did not maintain effective controls to ensure the proper allocation of its income tax provision (benefit) between loss from continuing operations and income from discontinued operations. Specifically, the Company did not have effective controls in place to properly allocate and report the deferred income tax provision (benefit) arising from the sale of a subsidiary between continuing and discontinued operations. In addition, management did not maintain effective monitoring controls to detect or prevent an inappropriate income tax allocation between continuing and discontinued operations. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the year ended June 30, 2004, and the Company’s unaudited consolidated financial statements for the three and nine month periods ended March 31, 2004. Additionally, this control deficiency could result in the misstatement of the income tax provision (benefit), loss from continuing operations, and income from discontinued operations that would result in a material misstatement of annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
      In our opinion, management’s assessment that Identix Incorporated did not maintain effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weakness described above on the achievement of the objectives of the control criteria, Identix Incorporated has not maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 13, 2005, except for Note 14
as to which the date is February 13, 2006

IDENTIX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	June 30,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$22,445	$35,944
Marketable securities	9,753	9,472
Restricted cash	2,649	—
Accounts receivable, net	15,376	11,412
Inventories	6,340	7,171
Prepaid expenses and other assets	928	1,052

Total current assets	57,491	65,051
Restricted cash	933	1,761
Property and equipment, net	1,738	2,153
Goodwill	141,213	141,213
Acquired intangible assets, net	13,363	18,497
Other assets	317	152

Total assets	$215,055	$228,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,597	$4,881
Accrued compensation	3,894	2,948
Other accrued liabilities	3,634	4,992
Deferred revenue	6,738	6,408

Total current liabilities	20,863	19,229
Deferred revenue	1,947	462
Other liabilities	159	5,647

Total liabilities	22,969	25,338

Commitments and contingencies (Note 16 and 17)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000,000 shares authorized 88,976,326 and 88,429,821 shares issued and outstanding, respectively	889	884
Additional paid-in capital	552,507	549,956
Accumulated deficit	(361,159)	(347,193)
Deferred stock-based compensation	—	(14)
Accumulated other comprehensive loss	(151)	(144)

Total stockholders’ equity	192,086	203,489

Total liabilities and stockholders’ equity	$215,055	$228,827

The accompanying notes are an integral part of these consolidated financial statements.

IDENTIX INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended June 30,

		2004
	2005	Restated	2003

Revenues:
Product revenues	$42,019	$25,644	$28,072
Service revenues	31,813	29,555	24,612

Total revenues	$73,832	$55,199	$52,684
Cost and expenses:
Cost of product revenues	28,965	19,803	20,813
Cost of service revenues	24,561	22,529	18,946
Research and development	11,215	9,675	11,060
Marketing and selling	11,771	10,867	12,137
General and administrative	12,380	13,814	12,930
Amortization of acquired intangible assets	1,005	871	981
Impairment of goodwill	—	—	154,799
Restructuring and other, net	(507)	2,115	6,327

Total costs and expenses	89,390	79,674	237,993

Loss from operations	(15,558)	(24,475)	(185,309)
Interest and other income, net	1,634	1,153	1,834
Equity interest in loss of joint venture	—	(302)	(285)

Loss from continuing operations before income taxes	(13,924)	(23,624)	(183,760)
(Provision) benefit for income taxes	(42)	1,957	(180)

Loss from continuing operations	(13,966)	(21,667)	(183,940)
Discontinued operations:
Loss from discontinued IPS operations	—	(809)	(3,434)
Gain on sale of IPS, net of provision for income taxes	—	3,934	—

Income (loss) from discontinued operations	—	3,125	(3,434)
Net loss	$(13,966)	$(18,542)	$(187,374)

Basic and diluted loss per share from continuing operations	$(0.16)	$(0.25)	$(2.16)
Basic and diluted income (loss) per share from discontinued operations	$—	$0.04	$(0.04)

Basic and diluted net loss per share	$(0.16)	$(0.21)	$(2.20)

Weighted average common shares used in basic and diluted loss per share computation	88,696	86,758	85,242
The accompanying notes are an integral part of these consolidated financial statements.

IDENTIX INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(In thousands, except share amounts)

	Convertible							Accumulated
	Preferred Stock		Common Stock				Deferred	Other
					Additional	Accumulated	Stock-based	Comprehensive
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Compensation	Loss	Total

Balance June 30, 2002	234,558	$3,702	84,651,058	$846	$532,738	$(141,277)	$(2,540)	$(146)	$393,323
Components of comprehensive loss:
Net loss	—	—	—	—	—	(187,374)	—	—	(187,374)
Cumulative Translation Adjustment	—	—	—	—	—	—	—	20	20
Change in Unrealized gain on available for-sale marketable securities	—	—	—	—	—	—	—	(30)	(30)

Total comprehensive loss	—	—	—	—	—	—	—	—	(187,384)
Sale of common stock under stock option plans	—	—	779,221	8	2,357	—	—	—	2,365
Sale of common stock under stock Identix 401(k)Plan	—	—	104,921	1	345	—	—	—	346
Sale of common stock under employee stock purchase plan	—	—	127,170	1	557	—	—	—	558
Exercise of stock warrants	—	—	282,581	3	380	—	—	—	383
Amortization of deferred stock-based compensation	—	—	—	—	—	—	1,673	—	1,673
Elimination of deferred compensation related to terminated employees	—	—	—	—	(204)	—	204	—	—

Balance June 30, 2003	234,558	3,702	85,944,951	859	536,173	(328,651)	(663)	(156)	211,264
Components of comprehensive loss:
Net loss	—	—	—	—	—	(18,542)	—	—	(18,542)
Cumulative Translation Adjustment	—	—	—	—	—	—	—	11	11
Change in Unrealized gain on available for-sale marketable securities	—	—	—	—	—	—	—	1	1

Total comprehensive loss									(18,530)
Sale of common stock under stock option plans	—	—	1,192,729	12	5,085	—	—	—	5,097
Sale of common stock under stock Identix 401(k)Plan	—	—	117,620	1	646	—	—	—	647
Issuance of common stock to IIS employees	—	—	143,402	2	747	—	—	—	749
Stock issued for acquisition of technology	—	—	675,000	7	3,416	—	—	—	3,423
Convertible preferred stock converted into common stock	(234,558)	(3,702)	234,558	2	3,700	—	—	—	—
Exercise of stock warrants	—	—	121,561	1	150	—	—	—	151
Issuance of stock options to consultants	—	—	—	—	39	—	—	—	39
Amortization of deferred stock-based compensation	—	—	—	—	—	—	649	—	649

Balance June 30, 2004	—	$—	88,429,821	$884	$549,956	$(347,193)	$(14)	$(144)	$203,489
Components of comprehensive loss:
Net loss	—	—	—	—	—	(13,966)	—	—	(13,966)
Cumulative translation adjustment	—	—	—	—	—	—	—	(1)	(1)
Change in unrealized gain on available for-sale marketable securities	—	—	—	—	—	—	—	(6)	(6)

Total comprehensive loss									(13,973)
Sale of common stock under stock option plans	—	—	441,673	4	1,919	—	—	—	1,923
Sale of common stock under Identix 401(k)Plan	—	—	104,832	1	614	—	—	—	615
Issuance of stock options to consultants	—	—	—	—	18	—	—	—	18
Amortization of deferred stock-based compensation	—	—	—	—	—	—	14	—	14

Balance June 30, 2005	—	$—	88,976,326	$889	$552,507	$(361,159)	$—	$(151)	$192,086

The accompanying notes are an integral part of these consolidated financial statements.

IDENTIX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended June 30,

	2005	2004	2003

Cash flows from operating activities:
Net loss	$(13,966)	$(18,542)	$(187,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of Goodwill	—	—	154,799
Gain on sale of discontinued IPS operations, pre-tax	—	(5,934)	—
Depreciation and amortization	6,378	7,822	8,280
Equity interest in loss of joint venture	—	302	285
Realized gain on sales of marketable securities	(143)	(46)	(458)
Stock-based compensation expense	32	688	1,673
Amortization of premiums on marketable securities	—	—	16
Bad debt expense(recoveries),net	23	(539)	801
Loss on disposal of equipment	18	188	265
Inventory obsolescence provision	1,561	3,563	2,344
Restructuring and other, net	(507)	1,609	758
Changes in assets and liabilities excluding impact of sale of IPS and acquisitions in fiscal year 2004:
Restricted Cash	(1,821)	431	(710)
Accounts receivable	(3,994)	4,745	(2,335)
Inventories	(730)	(1,366)	(1,169)
Prepaid expenses and other assets	(41)	480	171
Accounts payable	1,716	(2,674)	(2,702)
Accrued compensation	946	(378)	(2,489)
Other accrued liabilities	(6,339)	(3,172)	1,045
Deferred revenue	1,815	(119)	79

Net cash used in operating activities	(15,052)	(12,942)	(26,721)

Cash flows from investing activities:
Proceeds from sale of IPS, net of transaction costs	—	7,808	—
Cash paid in acquisition, net of cash acquired	—	1,307	—
Net proceeds from the sales of marketable securities	25,100	21,000	42,472
Purchases of marketable securities	(25,238)	(20,929)	(36,144)
Additions of intangibles and other assets	—	—	(500)
Intangible asset refund	—	102	—
Capital expenditures	(847)	(1,009)	(1,393)

Net cash provided by (used in) investing activities	(985)	8,279	4,435

Cash flows from financing activities:
Proceeds from sales of common stock	2,538	5,895	3,652

Net cash provided by financing activities	2,538	5,895	3,652

Net increase (decrease) in cash and cash equivalents	(13,499)	1,232	(18,634)
Cash and cash equivalents at period beginning	35,944	34,712	53,346

Cash and cash equivalents at period end	$22,445	$35,944	$34,712

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11	$2	$8
Taxes	$12	$94	$128
Schedule of non-cash investing and financing activities:
Stock issued for acquisition of technology	$—	$3,423	$—
Conversion of preferred stock to common stock	$—	$3,702	$—
Issuance of common stock to IIS employees	$—	$749	$—
The accompanying notes are an integral part of these consolidated financial statements.

Note 1 —	The Company and Its Significant Accounting Policies
      Identix Incorporated (“we”, “us”, “our” the “Company”) designs, manufactures, develops and markets solutions for security, anti-fraud, law enforcement and other applications. The principal markets for our products are the Americas, Asia, Australia, Europe, and the Middle East.
      On June 25, 2002, we completed our merger with Visionics Corporation (“Visionics”), a leading provider of biometric technologies and identification information systems. The Visionics results of operations have been included in the Company’s consolidated financial statements since the date of acquisition. In connection with this stock-for-stock merger transaction, each outstanding share of Visionics’ common stock was exchanged for 1.3436 shares of our common stock, resulting in the issuance of an aggregate of 39,422,000 shares of common stock for all outstanding shares of Visionics’ common stock. In addition, all options and warrants to purchase shares of Visionics’ common stock outstanding immediately prior to the consummation of the merger were converted into options and warrants to purchase 3,860,000 shares of our common stock. The total purchase price was $334,818,000.
     Basis of Consolidation
      The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.
     Management Estimates and Assumptions
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
     Liquidity
      While we believe that existing working capital will be adequate to fund our current cash requirements through at least the next twelve months, we may need to raise additional debt or equity financing in the future. We may not be able to obtain additional debt or equity financing. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail certain of our operations.
     Joint Venture
      In September 1997, we entered into a joint venture agreement with Sylvan Learning Centers, Inc. (“Sylvan”) to form Sylvan/ Identix Fingerprinting Centers, LLC (“SIFC”) for the purpose of providing fingerprinting services. On February 23, 2004, we acquired the remaining 50% ownership of SIFC now known as Identix Identification services (IIS) (see Note 3). Prior to the acquisition of IIS, we derived license fees from SIFC, which were included within the interest and other (expense), net, line item of the consolidated statement of operations in addition to our equity interest in the income (loss) from the joint venture. License fees recognized from SFIC were $207,000 and $332,000 for the years ended June 30, 2004 and 2003, respectively.
     Revenue Recognition
      Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. For example, we must assess whether the fee associated with a revenue transaction is fixed or determinable and the likelihood of collection from our customer. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.
      We derive our revenue from sales of products and services. With respect to product sales, we sell hardware, software or a combination of hardware and software products. Our service revenue is derived from maintenance contracts related to product sales, consulting and training services. A hypothetical customer, depending on their needs, may order a single hardware or software product or service or combine hardware products, software products and services to create a multiple element arrangement. Our policies with respect to the recognition of revenue related to the various combinations of our products and services are described in the following paragraphs.
     Product Revenues
      In the case of hardware only sales, we recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition”. Revenue related to product sales that require no installation as well as printers and other peripheral devices, is recognized in accordance with the terms of the sale, generally when we ship the product, provided no significant obligations remain and collection of the receivable is deemed reasonably assured. Certain of our hardware sales to end users require installation subsequent to shipment and transfer of title. Revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to our current policy and practices, we consider acceptance of these products to be contingent upon successful installation of the product. When hardware products are sold via authorized representatives, dealers, distributors or other third party sales channels the obligation to install the machines generally does not remain our responsibility but is rather an obligation between the authorized representative, dealer, distributor or other third party and their ultimate customer. As a result, for sales to third party distributors, revenue is recognized at the time title is transferred which is generally upon shipment. On rare occasions, we will be required to install our products on the behalf of our third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of the product by the third party distributor is contingent upon successful installation of the product.
      For hardware arrangements (software products, if any, are incidental to the arrangement) with multiple deliverable we apply the guidance in SAB 104 and Emerging Issues Task Force Issue (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. For each multiple element arrangement, we determine if each element is a separate unit of accounting pursuant to EITF 00-21 by ensuring (1) that the element has stand alone value to the customer, (2) that there is objective evidence of the fair value for the element and (3) that if the arrangement includes a general right of return relative to the delivered item, that delivery of the undelivered items is considered probable and in our control. The elements in a multiple element arrangement typically consist of hardware products, installation, training and maintenance services. To determine the fair value for each hardware element in an arrangement, we rely upon vendor specific objective evidence (“VSOE”) of fair value using the price charged when that element is sold separately. If VSOE of fair value is not available for hardware elements, we rely upon vendor objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. To determine the fair value for training and installation services, we rely upon VSOE of fair value using the price charged when that element is sold separately. To-date we have not entered into a multiple element arrangement where separation of the various elements was not possible. However, in the case where separation is not possible for an element, the element may be combined with other elements and the combined elements would be treated as a single unit of accounting and the appropriate revenue recognition will be applied.
      With respect to stand-alone software product sales, including ABIS systems, BioLogon and software developer kits, revenue is recognized on software products in accordance with American Institute of Certified Public Accountants (“AICPA) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” as amended, and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”, as well as Technical Practice Aids issued from time to time by the AICPA. We recognize revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor’s fee is fixed or determinable, VSOE of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed probable. VSOE of fair value is determined for undelivered elements (e.g., maintenance, training or consulting) using the price charged when that element is sold separately. In cases where we do not have VSOE of fair value for all delivered elements in the transaction (e.g., for licenses), the residual method is used such that the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software and the services cannot be segregated into separate units of accounting, we account for the software sales under SOP 97-2 and SOP 81-1 “Accounting for performance of construction-type and certain production-type contracts”. In the cases where SOP 81-1 is applied, we use the cost-to-cost method of percentage of completion. Under this method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs.
      In the event that a multiple element arrangement includes both hardware, software and services and the software is more-than-incidental to the arrangement, but not essential to the functionality of the hardware, we apply the guidance of EITF 03-05, “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software” which allows the non-software elements and related services to be accounted for under SAB 104 and EITF 00-21 and the software elements and related services to be accounted for under SOP 97-2.
      Our sales arrangements do not provide a contractual right of return.
     Service Revenues
      Revenue from maintenance arrangements such as those typically sold with our live scan systems are recognized ratably over the term of the arrangements. Maintenance that is bundled with other elements is deferred based upon fair value of the maintenance services. Fair value is based on the renewal rate for continued maintenance arrangements.
      Revenue from installation services is recognized as the services are performed. Installation services that are bundled with other elements are deferred based upon fair value of the installation services.
      Revenue for our professional services offerings, including training and consulting services, and revenue for IIS which performs a service by capturing fingerprints for certain individuals where a back ground check is required as a condition of employment, is recognized as the services are delivered or performed.
     Reclassifications
      For fiscal year 2004 and 2003, reclassifications have been made to the presentation of expense related to amortization of certain acquired intangible assets on the Consolidated Statements of Operations, including amortization related to our developed technology, patents and core technology intangible assets. For fiscal years 2004 and 2003, $4,672,000 and $4,702,000, respectively of amortization expense related to amortization of acquire intangible assets was reclassified into cost of product revenues. These reclassifications were made to conform with the presentation of expense related to amortization of acquired intangible assets in fiscal year 2005 and did not have any impact on the Company’s previously reported net loss for those years.
     Major Customers
      In fiscal years 2005, 2004 and 2003, we had one customer, the United States government, which accounted for 23%, 14% and 12% respectively, of total revenue. In fiscal year 2005, one federal government agency accounted for 13% of our total revenues for the year. In fiscal year 2004 and 2003, no single agency of the U.S. government accounted for more than 10% of total revenue. No other customer accounted for more than 10% of total revenue.

     Cash Equivalents and Marketable Securities
      Cash equivalents consist of highly liquid investments with remaining maturities of three months or less when purchased by the Company. Marketable securities are held as securities available for sale and are carried at their market value based on quoted market prices as of the balance sheet date. The amortized cost of securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains or losses are determined based on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary are reflected in income. We determine the appropriate classification of marketable securities at the time of purchase and revaluate such designation as of each balance sheet date.
     Restricted Cash
      Short term and long term restricted cash consists of cash balances held by a bank primarily in the form of deposits in a money market account for use as a guarantee for performance bonds and to secure letters of credit.
     Concentration of Credit Risk
      Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, and accounts receivable. We place cash, cash equivalents, and marketable securities in a variety of financial instruments and, by policy, limit the amount of credit exposure by investing our excess cash and cash equivalents with major banks in money market accounts and by restricting investments in marketable securities to highly rated securities.
      We perform ongoing credit evaluations of our customers and provide for expected losses. We believe that any risk of material loss is reduced due to our substantial number of federal and state and local government customers.
     Trade Accounts Receivable
      Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of allowances for doubtful accounts which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for doubtful accounts, we take several factors into consideration including the overall composition of accounts receivable aging, our prior history of accounts receivable write-offs, the type of customer and our day-to-day knowledge of specific customers. Changes in the allowances for doubtful accounts are recorded as bad debt expense and are included in marketing and selling expense in our consolidated statements of operations.
     Suppliers
      Certain components and parts used in our products are procured from a single source or limited group of suppliers. We do not have long-term agreements with any of its suppliers. The failure of a supplier, including a sub-contractor, to deliver on schedule could delay or interrupt our delivery of products and thereby adversely affect our revenues and results of operations.
     Fair Value of Financial Instruments
      The carrying value of our financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. We do not hold or issue financial instruments for trading purposes.
     Inventories
      Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out cost method) or market.

      We provide for obsolete, slow moving or excess inventories in the period when obsolescence or inventory in excess of expected demand is first identified. During the years ended June 30, 2005, 2004, and 2003, we physically disposed of $3,500,000, $768,000 and $2,924,000 respectively of inventory due to obsolescence. In fiscal year 2005, we made a concerted effort to physically dispose of those inventory items that were already fully reserved for and were no longer needed. As a result of this effort, the amount of inventory physically disposed of in fiscal year 2005 increased substantially when compared to prior years. The inventory obsolescence reserve was $2,231,000 and $4,170,000 at June 30, 2005 and 2004, respectively.
     Property and Equipment
      Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method with the estimated useful lives of the assets ranging from two to ten years. The major asset classes and associated lives are as follows:

Class	Life

Tools and Dies	2 Years
Software	2 Years
Machinery and Equipment	3 Years
Furniture and Fixtures	10 Years
Capital Lease Equipment	Over the shorter of the term or useful life
Leasehold Improvements	Over the shorter of the term or useful life
      Depreciation of equipment held under capital leases and leasehold improvements are computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related equipment or improvements. Repair and maintenance costs are expensed as incurred. Depreciation expense from continuing operations was $1,243,000, $1,979,000 and $2,072,000 for the years ended June 30, 2005, 2004 and 2003, respectively.
      We evaluate the recoverability of property and equipment and other long-lived assets, excluding goodwill if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable. An impairment of long-lived assets is recognized in the event the carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. Such impairment would be measured as the excess of the carrying value of the asset(s) over their fair values.

Intangible Assets
      Acquired intangible assets include developed technology, service and maintenance agreements, patents and core technology, trade names and trademarks, order backlog and employee contracts. The acquired intangible assets are amortized over their estimated useful lives ranging from three months to four years (see Note 8). The amortization expense related to core technology, and developed technology is presented as a component of the cost of product revenues on our consolidated statement of operations with the remainder presented as amortization expense of acquired intangible assets. We review intangible assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable. The assessment for impairment of intangible assets requires us to make several estimates about fair value, many of which are based upon projected future cash flows.

Goodwill
      Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets of an acquired business. We perform a goodwill impairment assessment on an annual basis or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists. The impairment test entails comparing the carrying value of goodwill to the estimated fair value of the reporting unit to which the goodwill is assigned. There are a number of significant management assumptions and estimates inherent in estimating the fair value of the reporting unit including those used to estimate future cash flows and the appropriate discount rate that incorporates our cost of capital and the risk profile of the cash flows. Actual cash flows may be less than those we have estimated. A change in industry or market conditions or a downturn in our operations could result in a further impairment of goodwill.

Research and Development Costs
      Research and development costs are expensed when incurred.

Software Development Costs
      Certain software development costs incurred are capitalized after technological feasibility has been demonstrated. Technological feasibility is determined when planning, designing, coding and testing have been completed according to design specifications. The period of time between technological feasibility and general release of products to customers is generally extremely short. Commencing with product introduction, such capitalized amounts are amortized on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, we assign an estimated economic life of one to five years to capitalized software costs. Research and development expenditures are charged to research and development in the period incurred. At June 30, 2005 and 2004, the net book value of the capitalized software costs was zero.

Foreign Currency Translation
      Assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, costs, and expenses are translated using the average exchange rate for the year. Gains and losses resulting from translation are accumulated as a separate component of accumulated other comprehensive income loss in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations, as incurred, and have not been significant for the periods presented.

Product Warranty
      We provide a warranty for manufacturing and material defects on all units sold. A reserve for warranty costs, based on our estimates utilizing projected costs to repair units, is recorded and periodically adjusted to reflect actual experience (see Note 17).

Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

Stock-Based Compensation
      We account for our employee and director stock option plans and employee stock purchase plans in accordance with provisions of the Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. Additional disclosures on our stock plans are presented in Note 11. We account for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” and (“EITF”) 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling

Goods or Services”. As permitted by SFAS No. 123, we continue to measure compensation cost for the stock option plan using the intrinsic value method of accounting.
      Had we used the fair value method of accounting for our stock plans and charged compensation costs against operations over the vesting period, net loss and net loss per share for 2005, 2004 and 2003 would have been adjusted to the following pro forma amounts:

	Fiscal Year Ended June 30,

	2005	2004	2003

	(in thousands)
Net Loss as reported	$(13,966)	$(18,542)	$(187,374)
Add: Employee stock-based compensation expense included in reported net loss	14	649	1,673
Deduct: Total employee stock-based compensation expense determined under fair value based method for all awards	(11,370)	(3,836)	(8,257)

Proforma net loss	$(25,322)	$(21,729)	$(193,958)

Basic and diluted net loss per share:
As Reported	$(0.16)	$(0.21)	$(2.20)
Proforma	$(0.29)	$(0.25)	$(2.28)
Shares	88,696	86,758	85,242
      The weighted average fair value at date of grant for options granted during fiscal years 2005, 2004 and 2003 was $4.10, $4.64 and $3.61 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal Year Ended
	June 30,

	2005	2004	2003

Expected life (years)	4.96	5.51	4.59
Risk free interest rate	3.62%	4.00%	3.42%
Volatility	81%	88%	91%
Dividend yield	—%	—%	—%
      Our fair value calculations for employee’s stock purchase rights under the Employee Stock Purchase Plan (“ESPP”) were made using the Black-Scholes option-pricing model with weighted average assumptions based on the one-year purchase period of the ESPP. At June 30, 2005 and 2004 the ESPP was depleted of shares of common stock for issuance there under, and we have no plans to authorize or seek shareholder authorization for additional shares of common stock for issuance under the ESPP.
      On June 30, 2005, we accelerated the vesting on 2,299,956 stock options where the strike price of the stock options was above the market price of $5.03 per share at June 30, 2005. This action resulted in approximately $6,200,000 of additional stock-based compensation expense in the proforma disclosure above. This was done for the purposes of eliminating future compensation expense associated with the accelerated options upon our adoption of SFAS No. 123 (revised 2004), “Share-Based Payment.”

Comprehensive Loss and Accumulated Other Comprehensive Loss
      Comprehensive loss includes net loss and other comprehensive loss. Other comprehensive loss includes cumulative translation adjustments and unrealized gains and losses on available-for-sale securities. Our comprehensive loss has been presented in the Consolidated Statement of Stockholders’ Equity and Comprehensive Loss. The components of accumulated other comprehensive loss are as follows:

	June 30,	June 30,
	2005	2004

	(In thousands)
Cumulative translation adjustment	$(151)	$(150)
Unrealized gain on marketable securities	—	6

Total accumulated other comprehensive loss	$(151)	$(144)

Earnings Per Share
      Basic earnings per share are computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period, including convertible preferred stock as well as stock options and warrants, using the treasury stock method.
      Options and warrants to purchase 8,328,000, 7,213,910 and 9,082,522 shares of common stock were outstanding at June 30, 2005, 2004 and 2003, respectively, but were not included in the computation of diluted net loss per share as their effect was anti-dilutive. Also 234,558 shares of convertible preferred stock were outstanding at June 30, 2003 and were convertible into 235,558 shares of common stock, but were not included in the computation of diluted net loss per share as their effect was anti-dilutive. These shares were converted to common stock during the third quarter of fiscal year 2004.

Recent Accounting Pronouncements
      In October 2004, the EITF issued EITF Issue No. 04-10, “Applying Paragraph 19 of Statement of Financial Accounting Standards No. 131 in Determining Whether to Aggregate Operating Segments that do not meet the Quantitative Thresholds”. SFAS No. 131, “ Disclosures about Segments of an Enterprise and Related Information” requires that a public business enterprise report financial and descriptive information about its reportable operating segments. This issue addresses how to aggregate operating segments that do not meet the quantitative thresholds in SFAS No. 131. The effective date of the standard has been delayed. Although Issue No. 04-10 was to be effective immediately, in November 2004, the EITF delayed the implementation of this issue in order to have its effective date coincide with the proposed FASB Staff Position (“FSP”), SFAS No. 131-a, which clarifies the meaning of similar economic characteristics. Issue No. 04-10 is to be applied by retroactive restatement of previous periods. We do not expect EITF Issue No. 04-10 to impact our disclosure of segment information.
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs — an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred beginning July 1, 2005. The adoption of the provisions of SFAS No. 151 is not expected to have a material impact on the Company’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. SFAS No. 123R revised SFAS No. 123, and supercedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations based upon the grant-date fair value of those instruments. The revised statement is effective for us as of our first quarter of fiscal year 2006 which begins on July 1, 2005. We expect that adoption of SFAS No. 123R will result in a significant charge for employee stock-based compensation and we are currently determining the estimate using the modified prospective method as prescribed by SFAS No. 123R. See the “Stock Based Compensation” discussion in Note 1 to the consolidated financial statements, which includes the pro forma impact of recognizing stock-based compensation under SFAS No. 123, on our net loss and loss per common share for the twelve months ended June 30, 2005, 2004, and 2003 respectively.
      In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes.” SFAS No. 154 changes the requirements related to accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by a new accounting pronouncement, in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle versus the previous guidance which allowed the recording of the impact of an accounting change in the current period’s net income as a cumulative effect adjustment. The Statement is effective for us beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earnings, financial position or cash flows.
Note 2 — Restatement of Fiscal Year 2004 Consolidated Financial Statements
      We have determined that our accounting for income taxes related to the income from the discontinued IPS operations in fiscal year 2004 included in previous filings with the U.S. Securities and Exchange Commission was incorrect. The income tax benefit created by the use of our net operating losses to offset the income from the sale of the discontinued IPS operations was previously recorded net within income from discontinued operations rather than applied as a tax benefit to continuing operations as required by SFAS 109, Accounting for Income Taxes. The consolidated financial statements for the twelve months ended June 30, 2004 presented previously have been restated to correct the error resulting in increases of $2,000,000 in the income tax benefit related to continuing operations with an offsetting adjustment to increase the income tax provision related to discontinued operations as reflected in the table below. This adjustment had no impact on net loss, net cash used in operating activities or total stockholders’ equity as previously reported for the twelve month period ended June 30, 2004.

	Fiscal Year Ended
	June 30, 2004		Fiscal Year Ended
	(as previously		June 30, 2004
	reported)	Adjustments	(as restated)

Loss from continuing operations before income taxes	$(23,624)	$—	$(23,624)
Benefit (provision) for income taxes	(43)	2,000	1,957

Loss from continuing operations	(23,667)	2,000	(21,667)
Discontinued Operations:
Loss from discontinued IPS operations	(809)	—	(809)
Gain on sale of IPS, net of provision for income taxes	5,934	(2,000)	3,934

Income from discontinued operations	5,125	(2,000)	3,125

Net loss	$(18,542)	$—	$(18,542)

Basic and diluted loss per share:
Continuing operations	$(0.27)	$0.02	$(0.25)
Discontinued operations	0.06	(0.02)	0.04

Basic and diluted net loss per share	$(0.21)	$—	$(0.21)

Weighted average shares outstanding basic and diluted	86,758	—	86,758

Note 3 —	Acquisitions
      On February 23, 2004, we acquired the remaining 50% ownership of SIFC from Sylvan. SIFC is now known as IIS. We had previously held a 50% interest in this joint venture and accounted for its investment under the equity method of accounting. The complete results of operations of IIS have been included in our consolidated statement of operations since February 23, 2004. IIS provides services to corporations and government agencies whereby IIS captures fingerprints and transmits the data for applicant background checks. IIS maintains a network of Identix live scan systems at processing centers across the country where certified technicians process applicants. In consideration for Sylvan’s 50% interest in the joint venture, Identix paid Sylvan $875,000 in cash and paid acquisition costs of $50,000. At the date of acquisition, Identix had a negative investment in the joint venture of $235,000. The purchase price was allocated to other intangible assets of $840,000, goodwill of $268,000 and net liabilities of $418,000. The proforma impact of the IIS acquisition was not significant to our results of operations for the twelve months ended June 30, 2004.
      On March 10, 2004, we acquired certain technology from Delean Vision Worldwide Inc. (Delean). This transaction was accounted for as a purchase of assets. The technology acquired was biometric recognition algorithms known as skin texture analysis (STA) that allows a unique characteristic of the skin structure known as a “skinprint” to be used to identify individuals. In exchange for the technology and intellectual property rights, we issued to Delean 675,000 shares of our common stock with a value of $3,423,000. The purchase price was allocated to intangible assets. We also issued Delean a warrant with contingent future vesting rights to purchase up to 800,000 shares of our common stock at $4.70 per share. The warrant expires in March 2014 and vests based upon the successful issuance of certain patents with the US government related to the technology acquired from Delean. The fair value of any warrants which vest will be recorded as additional cost of the intangible assets at the time of vesting. As of June 30, 2005, none of the warrants issued to Delean had vested and no related expense had been recognized.

Note 4 —	Discontinued Operations (Restated)
      On February 13, 2004, we consummated the sale of Identix Public Sector (IPS) to Alion Science and Technology Corporation (Alion). In fiscal year 2004, we recognized income from discontinued operations of

$3,125,000 of which $3,934,000 is attributable to the gain on the sale of IPS and $809,000 is attributable to the loss on the IPS discontinued operations from July 1, 2003 to the date of the sale. The IPS operations are presented in our Consolidated Statements of Operations as discontinued operations for all periods presented. Under the terms of the agreement, upon closing Alion paid the Company $8,850,000 million in cash. This amount is shown as proceeds from sale of IPS, net of transaction costs of $1,042,000, in the Consolidated Statement of Cash Flows for the year ended June 30, 2004. The terms of the sale include the potential for additional future payments to us of up to $500,000 pending satisfaction of certain conditions. The terms of the sale also include an obligation on our part to indemnify Alion against certain potential liabilities; including breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $2,125,000. As of June 30, 2005, there have been no claims under this indemnification agreement.
      The following table represents the summarized results for the discontinued operations:

	Fiscal Year Ended
	June 30,

	2004*	2003

	(In thousands)
Revenue	$20,078	$39,830
Cost of sales	17,550	35,023
Operating Expenses	3,337	8,241

Loss from discontinued IPS operations	$(809)	$(3,434)

*	This period reflects activity only through February 13, 2004, the date of disposition.
      The following table represents the components of the gain on sale of IPS net of provision for income taxes:

Fiscal Year Ended
June 30, 2004
Restated

(In thousands)
Gain on sale of IPS	$5,934
Provision for income taxes	(2,000)

Gain on sale of IPS net of provision for income taxes	$3,934

Note 5 —	Restructuring and Other
      Restructuring and other, net includes charges that result from unique facts and circumstances. Restructuring and other, net consisted of the following for the periods presented:

	Fiscal Year Ended

	2005	2004	2003

	(In thousands)
Charges related to restructuring in actions initiated in 2002:
Severence and benefits	$—	$—	$2,283
Disposal of property and equipment	—	—	370
Lease exit costs	(620)	610	1,061
Internal merger costs and other	—	—	2,613
Severence costs	113	250	—
Employee agreement obligation	—	506	—
SIFC acquisition related	—	749	—

	$(507)	$2,115	$6,327

     2005 Restructuring Actions
      During the fourth quarter of fiscal year 2005,we recorded a charge of $113,000 in severance costs related to a reduction in our field service staff by approximately 10 employees. As of June 30, 2005, all 10 of the employees had been terminated and a severence related liability of $96,000 remained. We anticipate this liability being paid in the first quarter of fiscal year 2006.
     2004 Restructuring and Other Actions
      Restructuring and other charges recorded during the twelve months ended June 30, 2004 consisted of $506,000 related to payments made under the former Chairman of the Board’s employment agreement associated with his retirement in February 2004 and $749,000 for the value of shares of our common stock issued to certain former SIFC employees in connection with the acquisition of 100% of SIFC (See Note 3). In addition, we recorded a charge of $250,000 related to a reduction in force of 6% of the our workforce or approximately 30 employees in February 2004. As of June 30, 2004, all 30 of the employees had been terminated and all severance amounts had been paid.
     2002 Restructuring Program
     Severence and benefits
      In June 2002, in connection with our merger with Visionics, approximately 110 employees were terminated from the Company’s Los Gatos, California, Dublin, California and IPS locations. The terminated employees were from all functional areas of the Company. The workforce reduction resulted in an initial charge of $3,481,000 relating primarily to severence and fringe benefits. During the year ended June 30, 2003, we recorded an additional $2,283,000 in severance charges related to employees with extended terminations to assist in the integration. As of June 30, 2005, all of the employees severed in connection with the merger were terminated. The remaining liability as of June 30, 2005 of $108,000 represents the anticipated premiums on a life insurance policy for a former key employee and the payments for this policy will continue until fiscal year 2012.
     Disposal of property and equipment
      In June 2002, we recorded a non-cash charge of $1,294,000 for a write-off of property and equipment due to the discontinuance of certain product lines as well as the closure of our Los Gatos, California and Dublin, California facilities. During the year ended June 30, 2003, an additional charge of $370,000 was recorded related to the disposal of property and equipment.
     Lease exit costs
      In June 2002, we recorded a charge of $10,340,000 for the estimated cost to terminate or sublease two excess leased facilities in Northern California. The estimate was based on current comparable rates for leases in respective markets. During the twelve months ended June 30, 2003, an additional charge of $1,061,000 was made as an adjustment to the estimated sublease income related to our Northern California facilities. During the twelve months ended June 30, 2004, an additional charge of $610,000 was recorded related to lease exit costs associated with our Northern California facilities. The charges recorded in fiscal year 2003 and 2004 related to our Northern California facilities reflected updated assessments of what we would have recovered under the then current conditions of the Northern California real estate market.
      During the first quarter of fiscal year 2005 we recorded a charge of $451,000 related to a reduction in the estimated lease recoveries associated with the Los Gatos facilities lease and a gain of $1,071,000 was recorded in the second quarter of fiscal year 2005 when we negotiated the release from our Los Gatos facilities lease. In the first quarter, we believe the charge of $451,000 because at that time the real estate markets in Northern California had continued to decline and it was not anticipated that we would be able to negotiate an exit to the lease and no such discussions between the ourselves and the lessor had commenced. The gain recorded in the second quarter represented the difference between our accrued lease exit costs of $6,363,000, on the date of the release reduced by the negotiated payoff amount and associated transactions costs of $5,292,000. The lease settlement amount of $5,292,000 was paid in January 2005, and is included in the total cash payments for lease exit costs of $6,619,000 during the twelve months ended June 30, 2005.
     Internal merger costs and other
      During the years ended June 30, 2002 and 2003, we incurred internal merger related costs, including relocation fees, of $1,087,000 and $2,613,000, respectively, related to the merger with Visionics during the year ended June 30, 2002.
      The following table represents the activity associated with continuing operations related to the 2002 restructuring program:

	Total Charges
	from			Restructuring
	Continuing	Non-Cash	Cash	Liability as of
	Operations	Charges	Payments	June 30, 2005

	(In thousands)
Severance and benefits	$8,626	$900	$7,618	$108
Disposal of property and equipment	1,664	1,664	—	—
Lease exit costs	10,558	388	9,809	361
Internal merger costs and other	3,684	—	3,684	—

Total	$24,532	$2,952	$21,111	$469

      The following table represents a summary of activity related to the 2002 restructuring program that occurred between June 30, 2005 and June 30, 2004:

		Total Charges
	Restructuring	from		Restructuring
	Liability as of	Continuing		Liability as of
	June 30, 2004	Operations	Cash Payments	June 30, 2005

	(In thousands)
Severance and benefits	$120	$—	$12	$108
Lease exit costs	7,600	(620)	6,619	361

Total	$7,720	$(620)	$6,631	$469

      The restructuring liability is classified in the consolidated balance sheet based on the anticipated timing of the respective payments. The remaining lease obligation at June 30, 2005 is for the Dublin, California facility and will be paid out through March 2006. The remaining severance and benefits liability represents the anticipated premiums on a life insurance policy for a former key employee and the payments for this policy will continue until fiscal year 2012.

Note 6 —	Balance Sheet Detail

	June 30,

	2005	2004

	(In thousands)
Accounts receivable:
Commercial and other	$14,607	$11,669
United States Government	1,286	790
Other receivables	34	77
Less: allowance for doubtful accounts	(551)	(1,124)

	$15,376	$11,412

	June 30,

	2005	2004

	(In thousands)
Inventories:
Purchased parts and materials	$3,403	$1,620
Work-in-process	2,008	4,361
Finished goods, including spares	929	1,190

	$6,340	$7,171

Property and equipment:
Manufacturing, test and office equipment	$6,919	$5,632
Furniture and fixtures	795	1,284
Leasehold improvements	543	543

	8,257	7,459
Less: accumulated depreciation and amortization	(6,519)	(5,306)

	$1,738	$2,153

Other assets:
Deposits	$317	$152

	317	152

Accrued compensation:
Salary and wages	$1,525	$1,016
Severance	41	136
Benefits	2,116	1,724
Payroll taxes	212	72

	$3,894	$2,948

Other accrued liabilities
Lease exit costs	$361	$2,448
Warranty reserve	1,416	921
Customer deposits	798	781
Other accrued liabilities	1,059	842

	$3,634	$4,992

Other accrued liabilities — noncurrent
Lease exit costs	$—	$5,152
Severance	72	85
Other accrued liabilities	87	410

	$159	$5,647

Note 7 —	Line Of Credit
      Our existing line of credit was entered into on May 30, 2003 and renewed in October 2004. This line of credit provides for up to the lesser of $15,000,000 or the cash collateral base or the borrowing base. Borrowings under the line of credit are collateralized by substantially all of the assets of the Company and bear interest at the bank’s prime rate of interest, which was 6.01% at June 30, 2005. The line of credit expires on October 1, 2005. Until we generate a positive net income before income taxes for two consecutive fiscal quarters, we will be required to deposit with the lender an amount equal to the sum of the aggregate outstanding principal amount of all prior advances plus any portion of the line of credit reserved to support unexpired letters of credit plus the amount of the requested advance before an advance will be given. In addition, all advances must be used for working capital. At June 30, 2005 and June 30, 2004 there were no amounts outstanding under this line of credit.
      The line of credit agreement contains financial, operating and reporting covenants that are not binding until we draw on the line of credit.

Note 8 —	Intangible Assets
      The Company’s intangible assets at June 30, 2005 and 2004 were comprised of the following:

	June 30, 2005			June 30, 2004

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

	(In thousands)			(In thousands)
Acquired intangible assets:
Developed technology	$16,100	$(9,706)	$6,394	$16,100	$(6,484)	$9,616
Service/maintenance agreements	4,440	(2,103)	2,337	4,440	(1,287)	3,153
Patents/core technology	11,410	(6,803)	4,607	11,410	(5,895)	5,515
Tradename/ Trademark	500	(500)	—	500	(337)	163
Order backlog and employee contracts	300	(275)	25	300	(250)	50
Patents and licenses	204	(204)	—	204	(204)	—
Internal Capitalized software development costs	179	(179)	—	179	(179)	—

	$33,133	$(19,770)	$13,363	$33,133	$(14,636)	$18,497

      Amortization expense related to developed technology and patents/core technology are classified as cost of products revenue and was $4,130,000, $4,672,000 and $4,702,000 for fiscal year 2005, 2004 and 2003 respectively. Amortization expense related to all other categories of acquired intangible assets are classified as amortization expense on the statements of operations and was $1,005,000, $871,000 and $981,000 for fiscal years 2005, 2004 and 2003, respectively. Cumulative amortization expense for all categories of acquired intangible assets amounted to $5,135,000, $5,543,000 and $5,683,000, for the years ended June 30, 2005, 2004 and 2003, respectively.
      Estimated amortization expense of intangible assets for each of next five fiscal years is as follows (in thousand):

For year ended June 30, 2006	$4,929
For year ended June 30, 2007	$4,861
For year ended June 30, 2008	$1,567
For year ended June 30, 2009	$395
For year ended June 30, 2010	$345
Thereafter	$1,266

Total	$13,363

Note 9 —	Goodwill
      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, we performed our annual assessments for goodwill impairment as of June 30, 2005 and 2004. The results of these impairment assessments indicated that the implied fair value of the goodwill was not less than its carrying value for fiscal year 2005 and 2004 and we concluded there were no impairments.

      As of June 30, 2003, we performed our annual assessment for goodwill impairment and we recorded a charge of $154,799,000 related to the impairment of goodwill associated with the merger of Visionics Corporation. The impairment charge affecting our Biometric systems segment was necessary because the implied fair value of the goodwill was less than its carrying value as a result of changes in the biometric market place during fiscal 2003.
      The change in the carrying amount of goodwill during the year ended June 30, 2004 resulted solely from the acquisition of 100% ownership of IIS. For the year ended June 30, 2003, the change in the carrying amount of goodwill resulted solely from the impairment of our goodwill and is as follows:

	Fiscal Year Ended June 30,

	2005	2004	2003

	(In thousands)
Balance at the beginning of the year	$141,213	$140,945	$295,744
Acquisition of IIS	—	268	—
Impairment	—	—	(154,799)

Balance at the end of the year	$141,213	$141,213	$140,945

Note 10 —	Marketable Securities
      Our portfolio of marketable securities at June 30, 2005 and 2004 consists of the following:

	Fiscal Year Ended June 30, 2005

		Gross
		Unrealized
	Cost	Gains	Fair Value

	(In thousands)
U.S. government and agency obligations	$8,765	$—	8,765
Commercial Paper	988	—	988

	$9,753	$—	$9,753

	Fiscal Year Ended June 30, 2004

		Gross
		Unrealized
	Cost	Gains	Fair Value

	(In thousands)
U.S. government and agency obligations	$7,975	$—	7,975
Commercial Paper	991	—	991
Corporate Bonds	500	6	506

	$9,466	$6	$9,472

      At June 30, 2005 and 2004, our marketable securities were all classified as short term and had maturities within one year from the balance sheet date.

Note 11 —	Capital Stock
     Convertible Preferred Stock
      In July 2000, we entered into a Securities Purchase Agreement with Motorola, Inc. (“Motorola”), whereby we sold 234,558 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $15.99 per share, resulting in cash proceeds of $3,702,000, net of issuance costs. The sale of the Series A Preferred Stock was exempt from registration under applicable securities laws. However, Motorola demanded registration rights, which were effective beginning on January 7, 2001. In the third quarter of fiscal year 2004, Motorola converted the 234,558 shares of Series A Convertible Preferred Stock into 234,558 shares of common stock.

      In connection with the issuance of the Series A Preferred Stock, we also issued Motorola a warrant to purchase 187,647 shares of our common stock at $17.11 per share. The warrant was immediately exercisable and expires on July 7, 2005 which has since lapsed without any shares issued under the warrant.
     Employee Stock Options
      In February 2002, we adopted the Identix Incorporated 2002 Equity Incentive Plan (“2002 Plan”). Stockholders approved the 2002 Plan in June 2002. The 2002 Plan will expire in 2012. A total of 5,800,000 shares of the Company’s common stock were initially reserved for the issuance under the 2002 Plan. The 2002 Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to our eligible employees and Non-employee directors and consultants. Options generally vest on an annual basis over a period of four years.
      In April 2000, we adopted the Identix Incorporated New Employee Stock Incentive Plan (“New Employee Plan”). The New Employee Plan will expire in 2010. In February 2001, the Company amended the New Employee Plan so that a total of 2,500,000 shares of our common stock were reserved for issuance under the New Employee Plan. Under the New Employee Plan, awards may be granted as a material inducement to any person accepting employment or consultancy with us, provided such person is not employed by us at the time of the award. The New Employee Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to eligible persons; provided, however, that only nonqualified stock options may be granted under the plan. Under the New Employee Plan, the term of any nonqualified stock option granted may not exceed 15 years. Options generally vest on an annual basis over a period of four years.
      In August 1995, our shareholders approved the Non-Employee Directors Stock Option Plan (“Directors Plan”), under which nonqualified stock options are granted to non-employee directors on a formula basis. In October 1998, 2000 and 2002, the stockholders amended the Director’s Plan so that a total of 1,310,000 shares of our common stock were reserved for issuance under the Directors Plan.
      The Directors Plan provides that when a person who is not, and has not been in the preceding twelve months, an officer or an employee of Identix is elected or appointed a member of the Board, we will grant that person on the effective date of such election or appointment (i) a nonqualified stock option to purchase 30,000 shares of our common stock if less than six months have elapsed since the last annual meeting of stockholders or (ii) a nonqualified stock option to purchase 15,000 shares of common stock if at least six months have elapsed since the last annual meeting of stockholders. The Directors Plan, as currently in effect, further provides that on the first meeting of the Board immediately following the annual meeting of stockholders (even if held on the same day as the meeting of stockholders), we will grant to each non-employee director then in office a nonqualified stock option to purchase an additional 30,000 shares of our common stock.
      Under the Directors Plan, options are granted for a period of 10 years at an exercise price equal to the fair market value of our common stock on the date of the grant. Options vest quarterly over a one-year period from the date of grant.
      In July 1995, the stockholders approved the Identix Incorporated Equity Incentive Plan (“1995 Plan”). The 1995 Plan expired on July 5, 2005. In October 1997, 1998 and 2000, the stockholders amended the 1995 Plan so that a total of 4,700,000 shares of our common stock were reserved for issuance under the 1995 Plan. The 1995 Plan provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to eligible employees and non-employee directors and consultants.
      Under the 1995 and 2002 Plans, the term of any incentive stock option granted may not exceed 10 years and the term of any nonqualified stock option may not exceed 15 years. The exercise price of incentive stock options must not be less than the fair market value of our common stock at the date of grant. The exercise price of nonqualified stock options must be at least 85% of the fair market value of the Company’s common stock at the date of grant.

      In connection with the acquisition of Visionics, the Company has assumed Visionics’ stock option plans. At June 25, 2002, approximately 3,225,128 shares of the Company’s common stock were reserved for issuance under the assumed plans and the related options are included in the following table:

	Shares
	Available for	Options	Weighted
	Grant	Outstanding	Average Price

Balance as of June 30, 2002	6,403,239	9,354,440	$7.61
Shares reserved upon adoption of amendment to Director’s Plan	450,000	—
Options granted	(2,008,118)	2,008,118	$4.66
Options exercised	—	(779,221)	$2.77
Options canceled	2,323,673	(2,323,673)	$10.10

Balance as of June 30, 2003	7,168,794	8,259,664	$6.62
Options granted	(1,450,023)	1,450,023	$5.69
Options exercised	—	(1,192,729)	$4.29
Options canceled	2,162,648	(2,162,648)	$8.55

Balance as of June 30, 2004	7,881,419	6,354,310	$6.21
Options granted	(1,668,870)	1,668,870	$6.14
Options exercised		(441,673)	$4.35
Options canceled	491,403	(522,826)	$9.14

Balance as of June 30, 2005	6,703,952	7,058,681	$6.09

      On June 30, 2005, we accelerated the vesting of 2,299,956 stock options where the strike price of the stock options was above the market price of $5.03 per share at June 30, 2005. This was done for the purposes of eliminating future compensation expense associated with the accelerated options upon our adoption of SFAS No. 123R.
      During fiscal year 2005 and 2004, we recognized $18,000 and $39,000 of stock option expense related to 7,000 options that were granted consultants during each year. During fiscal year 2005, 2004 and 2003, we recognized expense of $14,000 $649,000 and $1,673,000 primarily as a result of amortization of the intrinsic value of the employee stock options assumed in the Visionics merger.
      The following table summarizes options outstanding at June 30, 2005:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining Life	Exercise		Exercise
Range of Exercise Prices	Number	(in Years)	Price	Number	Price

$0.51-$1.01	370,470	4.52	$0.81	370,470	$0.81
$1.01-$3.35	304,444	2.31	2.59	304,444	2.59
$3.35-$4.45	674,718	6.07	4.21	426,227	4.16
$4.45-$4.88	738,366	7.50	4.75	367,430	4.73
$4.88-$5.27	710,539	7.85	5.24	710,539	5.24
$5.27-$6.19	2,123,790	8.50	5.81	2,123,790	5.81
$6.19-$7.95	1,198,503	7.55	7.10	1,116,003	7.09
$7.95-$11.32	607,747	3.62	10.30	607,747	10.30
$11.32-$14.97	295,104	4.94	14.08	295,104	14.08
$16.38	35,000	5.01	16.38	35,000	16.38

	7,058,681	6.87	$6.09	6,356,754	$6.22

Employee Stock Purchase Plan
      On October 30, 1998, we adopted (“the ESPP”), through which qualified employees may participate in stock ownership. The cost of each share purchased was 85% of the lower of the closing prices for common stock on: (i) the first trading day in the enrollment period in which the purchase is made, and (ii) June 30 and December 31 purchase date. Pursuant to the ESPP, 127,170, shares were issued at a weighted average price of $4.39 per share during fiscal year 2003. At June 30, 2005 and 2004 the ESPP was depleted of shares of common stock for issuance thereunder, and we have no current plans to authorize or seek shareholder authorization for additional shares of common stock for issuance under the ESPP.

Defined Contribution Plan
      We have a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code (the Code), whereby an eligible employee may contribute a portion of their earnings, not to exceed annual amounts allowable under the Code. In addition, we may also make contributions at the discretion of the Board of Directors. For the years ended June 30, 2005, 2004 and 2003, we provided for matching contributions in our common stock totaling $615,000, $605,000 and $538,000, respectively.

Warrants
      We acquired certain technology from Delean on March 10, 2004 (see Note 3). In exchange for the technology and intellectual property rights of Delean, we issued 675,000 shares of Identix common stock and a warrant with contingent future vesting rights in favor of Delean to purchase up to 800,000 shares of Identix common stock at $4.70 per share. The warrant vests upon the successful issuance of certain patents with the US government related to the technology acquired from Delean. The fair value of any warrants which vest will be recorded as additional cost of the intangible assets at the time of vesting. As of June 30, 2005, these warrants had not vested nor had any expense related to these warrant been recorded.
      In connection with our merger with Visionics, all warrants to purchase shares of Visionics common stock outstanding immediately prior to the consummation of the merger were converted into warrants to purchase 635,211 shares of our common stock. The warrants to purchase 410,860, 142,344 and 82,007 shares of common stock had per share exercise prices ranging from $1.24 to $1.40, from $4.22 to $5.82 and from $9.83 to $12.55, respectively. All the warrants issued were immediately exercisable. In fiscal years 2004 and 2003, warrants to purchase 282,581 and 121,561 were exercised for total proceeds of $383,000 and $151,000 respectively. Of the remaining warrants to purchase 224,351 shares of our common stock at June 30, 2005, 142,344 expire in June 2006 and are exercisable for prices from $4.22 to $5.82, and 82,007 shares expire in October 2006 and have exercise prices between $9.83 and $12.55.
      In connection with the private placement of our common stock in July 1999, we issued to the investors warrants to purchase 905,798 shares of common stock for $11.33 per share until January 1, 2001 and an additional 362,319 shares at $11.18 per share until July 1, 2004. The Company also issued a fully exercisable warrant on July 1, 1999 to purchase 33,186 shares of common stock for $10.85 per share to the broker who arranged the private placement. In April 2000, warrants to purchase 905,798 of the Company’s common shares at $11.33 per share were exercised. The Company received net cash proceeds of $10,263,000. The warrant to purchase 362,319 shares expired on July 1, 2004 such that no warrants remained outstanding as of June 30, 2005.
      In connection with the private placement of our Series A Convertible Preferred Stock in fiscal year 2001, we issued to the investor a warrant to purchase 187,647 shares of the Company’s common stock at $17.11 per share. The warrant was immediately exercisable. We determined the fair value of the warrant using the Black-Scholes option pricing model and, based on the net cash proceeds received from the sales of Series A Preferred Stock the relative fair value of the warrant totaled $1,259,000. The warrants expired unexercised on July 7, 2005.

Note 12 —	Related Party Transactions
      A former member of our Board of Directors presently serves as chairman of the board of, and owns 38% of Integrated Manufacturing Solutions, Inc., (“IMS”), a manufacturer of integrated circuit boards that provides manufacturing services for Identix. IMS billed us approximately $82,000 in fiscal 2003 and there were no amounts outstanding to IMS at June 30, 2005 and 2004.
Note 13 — Income Taxes (Restated)
      The following is a reconciliation between the statutory federal income tax rate and the provision for income taxes related to continuing operations:

	Fiscal Year Ended June 30,

		2004
	2005	Restated	2003

	(In thousands)
Federal tax at statutory rate	$(4,873)	$(6,489)	$(65,418)
State tax, net of federal benefit	(301)	(1,119)	632
Tax benefit from discontinued operations (see note below)	—	(2,000)	—
Stock-based compensation	5	239	647
Gain on sale of subsidiary	—	667	—
Goodwill impairment	—	—	54,180
Change in valuation allowance	5,152	6,544	10,348
Other	59	201	(209)

	$42	$(1,957)	$180

      As further described in Note 2, we recorded a deferred income tax benefit of $2,000,000 in fiscal year 2004 in our continuing operations which was created by the use of our net operating losses to offset the income from the sale of the discontinued IPS operations in fiscal year 2004 (see Note 4).
      Deferred tax assets (liabilities) comprise the following:

	June 30,

	2005	2004

	(In thousands)
Net operating loss carryforwards	$78,837	$74,616
Restructuring reserves and basis differences	2,302	6,438
Accounts receivable and related allowances	215	617
Deferred revenue	551	322
Tax credit carryforward	2,786	2,786
Other	77	664

Gross deferred tax assets	84,768	85,443
Valuation allowance	(81,077)	(77,702)

Net deferred assets	3,691	7,741

Unbilled accounts receivable	—	(2,195)
Acquired intangibles	(3,691)	(5,546)

Gross deferred tax liabilities	(3,691)	(7,741)

Total net deferred tax asset	$—	$—

      We have a valuation allowance of $81,077,000 as of June 30, 2005. Based upon the results of the current and other recent year operations, we projected operating results, and all other available objective information, we do not believe it is more likely than not that sufficient future taxable income will be generated to realize all of the net deferred tax assets. Included in the valuation allowance as of June 30, 2005 and 2004 are tax benefits attributable to non-compensatory stock options of $5,338,000 and $4,890,000, respectively, which may be, if realized, credited to additional paid-in-capital.
      We have a federal net operating loss carry forwards of approximately $213,000,000 as of June 30, 2005 available to reduce future taxable income. As of June 30, 2005 we have state net operating loss carry forwards of approximately $26,000,000. These carry forwards began to expire in 2004 and will continue to expire through 2026. For federal and state tax purposes, our net operating loss carry forwards may be subject to certain limitations on annual utilization in the event of changes in ownership, as defined by federal and state law.
      As of June 30, 2005 and 2004, we have federal research and experimentation credit carry forwards of approximately $2,490,000 for both periods which begin to expire in 2006 and will continue to expire through 2026. We also have state research and experimentation tax credit carry forwards of approximately $296,000 as of June 30, 2005, which will be carried forward indefinitely.

Note 14 —	Reportable Segment Data
      Our reportable segments are strategic business groups that offer different products and services and include inter-segment revenues, corporate allocations and administrative expenses. Revenues are attributed to the reportable segment that is responsible for generating the revenue and the direct and indirect costs incurred are similarly assigned.

		Fiscal Year Ended June 30,
	2005	2004	2003
		(In Thousands)
Total revenues:
Biometric systems	$65,055	$50,054	$48,658
Finger Printing Services	6,906	2,421	—
Other	1,871	2,724	4,026

	$73,832	$55,199	$52,684

Depreciation and amortization
Biometric systems	$5,885	$7,258	$7,803
Finger Printing Services	456	185	—
(1)Other	37	379	477

	$6,378	$7,822	$8,280

Interest and other income (expense), net:
Biometric systems	$1,041	$1,155	$1,834
Finger Printing Services	584	(2)	—
Other	9	—	—

	$1,634	$1,153	$1,834

Capital expenditures:
Biometric systems	$573	$929	$1,313
Finger Printing Services	272	30	—
(2)Other	2	50	80

	$847	$1,009	$1,393

(Loss) income from operations:
Biometric systems	$(15,473)	$(24,349)	$(185,574)
Finger Printing Services	465	$130	—
Other	(550)	(256)	265

	$(15,558)	$(24,475)	$(185,309)

	June 30,	June 30,
	2005	2004
	(In Thousands)
Goodwill:
Biometric systems	$140,945	$140,945
Finger Printing Services	268	268
Other	—	—

	$141,213	$141,213

	June 30,	June 30,
	2005	2004
	(In Thousands)
Assets:
Biometric systems	$208,442	$223,400
Finger Printing Services	5,755	4,489
Other	858	938

	$215,055	$228,827

(1)	Includes identifiable expense classified as discontinued operations of $300,000 and $456,000 for the years ended June 30, 2004 and 2003 respectively.

(2)	Includes identifiable expenditures from discontinued operations of $40,000 and $13,000 for the years ended June 30, 2004 and 2003 respectively.

Note 15 —	Foreign Operations Data
      In geographical reporting, revenues and identifiable assets are attributed to the geographical location of the sales and service organizations:

	Fiscal Year Ended June 30,

	2005	2004	2003

	(In thousands)
Total revenues:
United States	$65,140	$48,334	$47,759
International	8,692	6,865	4,925

	$73,832	$55,199	$52,684

	June 30,	June 30,
	2005	2004

	(In thousands)
*Identifiable long lived assets:
United States	$1,712	$2,088
International	26	65

	$1,738	$2,153

*	Long lived assets consist of property and equipment.
Note 16 — Commitments and Contingencies
     Leases
      We currently occupy our headquarters under a lease that expires in March 2008, and are required to pay taxes, insurance, and maintenance as well as monthly rental payments. In addition, we lease office space for our sales force and customer support activities under operating leases, which expire at various dates through 2008. The leases contain escalation provisions requiring rental increases for increases in operating expense and real estate taxes. We also leases approximately 12,200 square feet in Fairfax, Virginia for certain operations including a portion of the Identix sales force with a lease expiring in February 2009. We continue to lease space in Dublin California which is unoccupied and partially sublet which expires in March 2006.
      Future net minimum lease payments for operating leases are as follows (in thousands):

		Unoccupied
	Occupied	or Sublet	Total

Periods or Fiscal Years Ending June 30:
2006	$1,813	$361	$2,174
2007	1,600	—	1,600
2008	1,309	—	1,309
2009	358	—	358

Total	$5,080	$361	$5,441

      Rent expense is recorded as incurred over the term of the individual lease. Total rental expense from continuing operations under operating leases, net of sublease income, was $1,994,000, $1,815,000, and $2,150,000 for the years ended June 30, 2005, 2004 and 2003, respectively.
Legal Matters
      In February 2003, Roger Benson filed a lawsuit against Identix and certain of our affiliated entities in California Superior Court alleging that in 1998 he was issued a duplicate electronic fingerprint number that was also held by a convicted felon. The complaint alleged that a live scan fingerprint imaging machine manufactured by one of the defendants contributed to the misidentification of Mr. Benson. In February 2005, Mr. Benson voluntarily dismissed his entire case against all of the defendants. The voluntary dismissal followed Identix’ successful motion for and award of immaterial monetary sanctions against each of Mr. Benson and his attorney.
      In July 2004, Miguel and Lilia Espinoza filed a purported class action lawsuit against Identix and certain of our affiliated entities in the State of Oregon. Mr. Espinoza claimed he was misidentified as a convicted felon and that his misidentification resulted from the issuance to him of a duplicate fingerprint identification number generated by a live scan system manufactured by one of the defendants. The entities affiliated with Identix were dismissed from the action by court order. Thereafter we filed a motion for summary judgment on the merits. In June 2005, the U.S. District Court adopted a prior ruling by a U.S. Magistrate Judge and granted summary judgment in our favor. The time period for an appeal by the plaintiff has lapsed without any appearance by the plaintiff.

Note 17 —	Indemnification Arrangements and Product Warranties
      The terms of the sale of IPS (see Note 4) include an obligation on our part to indemnify Alion against certain potential liabilities, including for breaches of representations and warranties we made in the sales agreement, for an amount not to exceed $2,125,000. This indemnification expires in February 2006.
      From time to time, we agree to indemnify our customers against liability if our products infringe a third party’s intellectual property rights. As of June 30, 2005 and 2004, we were not subject to any pending litigation alleging that our products infringe the intellectual property rights of any third parties.
      We offer a warranty on various products and services. We estimate the costs that may be incurred under our warranties and record a liability in the amount of such costs at the time the product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. We periodically assess the adequacy of its recorded warranty liabilities and adjust the amounts as necessary. The amount of the reserve recorded is equal to the costs to repair or otherwise satisfy the claim.
      We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. The amount of the reserve recorded is equal to the estimated costs to repair or otherwise satisfy the claim.
      The following table presents changes in our warranty liability for fiscal years 2005 and 2004 respectively:

	As of June 30,	As of June 30,	As of June 30,
	2005	2004	2003

	(In thousands)
Balance at beginning of year	$921	$374	$306
Warranty Expense	1,768	1,121	285
Closed Warranty Claims	(1,273)	(574)	(217)

Balance at end of year	$1,416	$921	$374

Note 18 —	Quarterly Consolidated Financial Data (Unaudited)
      The following tables present certain unaudited consolidated quarterly financial information for each of the eight quarters ended June 30, 2005. In our opinion, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the unaudited quarterly results. Our statement of operations data for all periods presented for fiscal year 2004 reflects the classification of IPS as discontinued operations (see Note 4).
      In thousands, except share and per share amounts:

	Quarters Ended

	September 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005	Total

Revenues	$16,623	$18,558	$20,252	$18,399	$73,832
Gross profit	3,899	4,830	6,794	4,783	20,306
Loss from continuing operations	(4,833)	(2,765)	(1,925)	(4,443)	(13,966)
Net loss	$(4,833)	$(2,765)	$(1,925)	$(4,443)	$(13,966)
Basic and diluted loss per share, continuing operations	$(0.05)	$(0.03)	$(0.02)	$(0.05)	$(0.16)
Basic and diluted net loss per share,	$(0.05)	$(0.03)	$(0.02)	$(0.05)	$(0.16)
Weighted average common shares used in basic and diluted loss per share computation	88,439	88,591	88,834	88,927	88,696

	Quarters Ended

			March 31,	June 30,
	September 30,	December 31,	2004	2004
	2003	2003	Restated(1)	Restated(1)	Total

Revenues	$12,467	$12,056	$14,491	$16,185	$55,199
Gross profit	3,656	3,189	1,812	4,210	12,867
Loss from continuing operations	(4,934)	(5,522)	(6,817)	(4,394)	(21,667)
Discontinued operations	278	(37)	2,884	—	3,125
Net loss	$(4,656)	$(5,559)	$(3,933)	$(4,394)	$(18,542)
Basic and diluted loss per share, continuing operations	$(0.06)	$(0.06)	$(0.08)	$(0.05)	$(0.25)
Basic and diluted income (loss) per share, discontinued operations	$—	$—	$0.04	$—	$0.04
Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.04)	$(0.05)	$(0.21)
Weighted average common shares used in basic and diluted loss per share computation	86,015	86,143	86,645	88,242	86,758

(1)	See discussion of the restatement in Note 2. The impact of the restatement on the interim financial statements includes an increase in our net loss as previously reported in our Consolidated Statements of Operations for the three and nine month periods ended March 31, 2004 by $400,000 or $0.01 per basic and diluted share and our net loss for the fourth quarter ended June 30, 2004 was reduced by $400,000 or $0.01 per basic and dilute share due to the manner in which the income tax benefit related to continuing operations is allocated between the third and fourth quarters of fiscal year 2004.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Identix Incorporated
By:	/S/ ELISSA LINDSOE
Elissa Lindsoe, Chief Financial Officer

Date: February 13, 2006